As filed with the Securities and Exchange Commission on May 2, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LUMIRADX LIMITED

(Exact name of Registrant as specified in its charter)

Cayman Islands	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

LumiraDx Limited

c/o Ocorian Trust (Cayman) Limited

PO Box 1350, Windward 3, Regatta Office Park

Grand Cayman KY1-1108

Cayman Islands

(345) 640-0540

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dorian LeBlanc, Chief Financial Officer

LumiraDx, Inc.

221 Crescent Street, 5th Floor

Waltham, MA 02543

(888)586-4721

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edwin M. O’Connor Paul R. Rosie Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Ian Lopez Fried, Frank, Harris, Shriver & Jacobson (London) LLP 100 Bishopsgate London EC2N 4AG United Kingdom Telephone: +44 20 7972 9600	Simon Raftopoulos Appleby (Cayman) Ltd 71 Fort Street, PO Box 190 Grand Cayman, KY1-1104 Cayman Islands Telephone: +1 345 949 4900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 2, 2022

LumiraDx Limited

41,424,528 Common Shares,

$29,500,000 6.00% Convertible Senior Subordinated Notes due 2027,

and

Common Shares Issuable Upon Conversion of

6.00% Convertible Senior Subordinated Notes due 2027

This prospectus relates to the offer and sale from time to time by the selling securityholders or their permitted assignees named in this prospectus (the “selling securityholders”) of up to 41,424,528 of our common shares, par value $0.0000028 per common share (“common shares”), our 6.00% Convertible Senior Subordinated Notes due 2027 (the “6% notes”) and our common shares issuable upon conversion of the 6% notes (collectively, the “resale shares”, together with the 6% notes, the “resale securities”), in any manner described under the section titled “Plan of Distribution” in this prospectus.

We are registering the offer and sale of the resale securities to satisfy certain registration rights we have granted to certain of the selling securityholders. The selling securityholders may offer all or part of the resale securities covered by this prospectus for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The selling securityholders may sell the resale securities through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution” herein. In connection with any sales of resale securities offered hereunder, the selling securityholders and any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Additional selling securityholders may be named in future post-effective amendments to the registration statement.

We are not selling any resale securities covered by this prospectus and we will not receive any of the proceeds from the sale of resale securities by the selling securityholders. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

Our common shares have one vote per common share on matters to be voted on by shareholders. Our A ordinary shares, par value $0.0000028 per ordinary share (“ordinary shares”), have 10 votes per ordinary share on matters to be voted on by shareholders. As of December 31, 2021, our founders, executive officers and their respective affiliates held a number of ordinary shares, common shares or securities convertible into common shares that granted them approximately 41.5% of our total voting power. See in the section titled “Description of Capital Stock” beginning on page 15 of this prospectus.

Our common shares and public warrants are currently listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “LMDX” and “LMDXW,” respectively. On April 28, 2022, the last reported sale price of our common shares as reported on Nasdaq was $4.57 per common share and the last reported sale price of our public warrants was $0.7602 per warrant.

We may amend or supplement this prospectus from time to time. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are a “foreign private issuer” and an “emerging growth company” each as defined under federal securities laws and, as such, are subject to reduced public company reporting requirements.

Our principal executive offices are located at c/o Ocorian Trust (Cayman) Limited, PO Box 1350, Windward 3, Regatta Office Park, Grand Cayman KY1-1108, Cayman Islands.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in the section titled “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                 , 2022

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we, nor the selling securityholders, have authorized any other person to provide you with different or additional information from the information contained in this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we, nor the selling securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling securityholders has taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the SEC. The selling securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about LumiraDx and the securities being offered by the selling securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that LumiraDx filed with the SEC. You should read this prospectus together with the additional information about the Company described in the section titled “Where You Can Find More Information; Incorporation of Information by Reference” of this prospectus. You should rely only on information contained in, or incorporated by reference into, this prospectus. LumiraDx has not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

The selling securityholders may offer and sell the securities directly to purchasers, through agents selected by the selling securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

TRADEMARKS, SERVICE MARKS

LumiraDx and its respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

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FINANCIAL INFORMATION

Our consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, any numerical discrepancies in any table between totals and sums of the amounts listed are due to rounding.

INDUSTRY AND MARKET DATA

Certain information included in this prospectus or incorporated herein by reference concerning LumiraDx’s industry, including its total addressable market, the volume of tests and the shift of tests from the central lab to the point-of-care (“POC”) are based on its good faith estimates and assumptions derived from management’s knowledge of the industry and other information currently available to LumiraDx. This prospectus also includes industry and market data that LumiraDx has obtained from periodic industry publications, third-party studies and surveys and other filings of public companies in its industry. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. This industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, LumiraDx does not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. LumiraDx is responsible for all of the disclosure contained in this prospectus, and it believes the industry and market data that it obtained from third-party sources are reliable.

The industry in which LumiraDx operates, as well as the assumptions and estimates of its future performance and the future performance of the industry in which it operates, are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section of this prospectus titled “Risk Factors” and elsewhere in this prospectus, that could cause results to differ materially from those expressed in these estimates.

FREQUENTLY USED TERMS

As used in this prospectus, unless the context otherwise requires or indicates otherwise, references to “LumiraDx,” “we,” “us,” “our,” or the “Company” refer to LumiraDx Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, and its consolidated subsidiaries.

“6% notes” means the 6.00% Convertible Senior Subordinated Notes due 2027.

“Amended and Restated Articles” means our Amended and Restated Memorandum of Association and Articles of Association.

“common shares” means the common shares of the Company, $0.0000028 par value per common share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration.

“Merger Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated September 28, 2021, by and among LumiraDx, CA Healthcare Acquisition Corp., CA Healthcare Sponsor LLC and certain equityholders of LumiraDx.

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“Notes Registration Rights Agreement” means the Registration Rights Agreement, dated March 3, 2022, by and among LumiraDx and certain Private Placement Investors in the 6% notes.

“ordinary shares” means the A ordinary shares of the Company, $0.0000028 par value per ordinary share.

“Private Placement Offering” means the offering of $56.5 million aggregate principal amount of the 6% notes under Subscription Agreements in a transaction exempt from registration under the Securities Act.

“Private Placement Investors” means those certain investors who entered into Subscription Agreements to purchase 6% notes in the Private Placement Offering.

“Registration Rights Agreements” means the Merger Registration Rights Agreement and the Notes Registration Rights Agreement.

“resale securities” means the resale shares and the 6% notes.

“resale shares” means up to 41,424,528 common shares held by the selling securityholders and the common shares issuable upon conversion of the 6% notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“selling securityholders” means the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus.

“Subscription Agreements” means the privately negotiated subscription agreements entered into by the Company on March 1, 2022 with the Private Placement Investors, in connection with the Private Placement Offering.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially the “Risk Factors” section of this prospectus and our Annual Report on Form 20-F for the year ended December 31, 2021, the financial statements and related notes thereto, and the documents incorporated by reference herein. Some of the statements in this prospectus constitute forward-looking statements that involve significant risks and uncertainties. See “Forward-Looking Statements” for more information.

Our Company

We are a next-generation POC diagnostic company addressing the current limitations of legacy POC systems by bringing lab-comparable performance to the POC in minutes on a single instrument with a low cost of ownership. We are focused on transforming community-based healthcare by providing critical diagnostic information to healthcare providers at the point of need, thereby enabling more informed medical decisions to improve health outcomes while lowering costs. We have developed and launched the LumiraDx Platform (the “Platform”), which is an integrated system comprised of a small, versatile, POC diagnostic instrument (the “Instrument”), precise, low-cost microfluidic test strips, and seamless, secure digital connectivity. We currently have eight tests commercially available on our Platform and a broad menu of tests in development. Our proprietary Platform is designed to simplify, scale down, and integrate multiple testing methodologies onto a single instrument and offer a broad menu of tests with lab-comparable performance at a low cost and with results generally in 12 minutes or less from sample to result. With our Platform, our goal is to address the key challenges faced by healthcare providers in providing efficient and cost-effective patient care. Our microfluidic technology and Platform have been proven to meet the market needs for fast, high sensitivity, convenient and connected diagnostic test results – for health systems, emergency rooms, retail pharmacy chains and other community settings.

We are initially focused on the development of tests for several of the most common conditions diagnosed or managed in community-based healthcare settings. For many of the tests we commercialize, or plan to commercialize, there are no existing high performance POC alternatives. Our initial authorized and CE Marked tests and those under development are designed to address unmet diagnostic needs in the fields of infectious disease, cardiovascular disease, diabetes, and coagulation disorders. To date, we have developed and launched eight diagnostic tests for use with our Instrument: our SARS-CoV-2 antigen test commercially available (i) under an emergency use authorization (“EUA”) in the United States which authorizes the emergency use of the test during the period in which an emergency declaration remains in effect, (ii) pursuant to a CE Mark in the European Economic Area and U.K., (iii) pursuant to approvals in Japan and Brazil, and (iv) in Africa and elsewhere based on such approvals, our SARS-CoV-2 antibody test commercially available under an EUA in the United States and a CE Mark in the European Economic Area and U.K., as well as our SARS-CoV-2 antigen pool test, our SARS-CoV-2 & Flu A/B tests, our INR test, CRP test and our D-Dimer test, all of which are CE Marked.

In response to the COVID-19 pandemic and the resulting acute need for timely diagnostic information, we developed our SARS-CoV-2 antigen, SARS-CoV-2 antigen pool, SARS-CoV-2 antibody tests and SARS-CoV-2 & Flu A/B tests for use in community-based healthcare settings. These tests have demonstrated highly accurate results within minutes on our Instrument. We have obtained an EUA and a CE Mark for our SARS-CoV-2 antigen test and antibody test. We have commercialized our SARS-CoV-2 antigen test in Europe, Japan, India, Brazil and the U.S. to customers, including the National Health Service and CVS Pharmacy Inc. and have made shipments of Instruments and SARS-CoV-2 antigen test strips to a large number of countries in Africa as part of our collaboration with the Bill and Melinda Gates Foundation. PLOS Medicine recently published a systematic review and meta-analysis of more than 60 SARS-CoV-2 antigen tests and ranked LumiraDx’s SARS-CoV-2 Ag test as most sensitive and accurate.

As of December 31, 2021, we have shipped over 21,000 Instruments, across nearly 100 countries, and have more than 1,600 staff across the globe. Our SARS-CoV-2 antigen test has been authorized by FDA under an EUA only for the qualitative detection of SARS-CoV-2 nucleocapsid protein and has not been authorized for use to detect any other viruses or pathogens. In addition, the CE Mark process is a self-certification process where we self-declare as a manufacturer that we have checked the product meets European Economic Area safety, health and environmental requirements. Our SARS-CoV-2 antigen test has not been cleared or approved by FDA or any other regulatory body, and therefore we cannot, until such time as such clearance or approval has been obtained, market such test in the U.S. following the termination of the EUA.

Our SARS-CoV-2 antigen test is currently being used and implemented in various testing programs across the U.S., U.K., Italy and other European countries, Japan, Brazil, India, Africa and elsewhere, including in accident and emergency departments, care homes, retail pharmacies and other primary care settings. As economies have re-opened with the roll out of COVID-19 vaccines and variants have emerged, we are also supporting testing in schools, workplaces, travel and events where there continues to be a need for diagnostic testing. In addition, in the professional POC settings where our Platform is placed, customers are looking to implement comprehensive POC testing within their institutions leveraging both (i) our broad menu as well as (ii) our quality, compliance and data management infrastructure.

We also see a continued testing opportunity for low complexity mass screening or home COVID-19 testing market. Therefore, based on the same chemistry and test strip design as our SARS-CoV-2 antigen test on our Platform, we are finalizing development of our mass screening testing system (the “Amira System”), which we are designing as a high-sensitivity mass screening and home testing system for COVID-19. We plan to manufacture and distribute our Amira System at a price and volume that enables both (i) mass testing required to support continued safe re-opening of the economy as well as (ii) broad scale diagnostic testing in high burden countries. Beyond COVID-19, our Amira System will be the basis of our home testing platform, potentially bringing fast, accurate, affordable self-testing and monitoring to individuals in their home, empowering them to better manage their health and outcomes.

We have also used our technology to develop two rapid COVID-19 reagent testing kits for use on open molecular systems, LumiraDx SARS-CoV-2 RNA STAR and SARS-CoV-2 RNA STAR Complete. LumiraDx SARS-CoV-2 RNA STAR allows laboratories to utilize their existing molecular lab infrastructure in a high-throughput format by reducing amplification time from approximately one hour down to 12 minutes. LumiraDx SARS-CoV-2 RNA STAR Complete utilizes a direct amplification method that combines lysis and amplification in a single step, detecting SARS-CoV-2 nucleic acid in under 20 minutes, without needing to perform any specimen purification or extraction. We have obtained an EUA for LumiraDx SARS-CoV-2 RNA STAR and both EUA and CE Mark for SARS-CoV-2 RNA STAR Complete and commenced commercial sales. Beyond the lab, we believe this technology has significant implications for our forthcoming point of care molecular programs.

We believe our Platform and its attractive value proposition will have broad appeal to healthcare providers globally that are seeking innovative POC solutions to improve outcomes and lower costs. As such, we currently have direct sales and marketing operations in 21 countries, including the U.S., most Western European countries, Japan, Colombia, Brazil, India and South Africa and over time plan to further expand to the largest in vitro diagnostic, or IVD, markets, including China and Southeast Asia. We sell mainly to large healthcare systems, government organizations and national pharmacy chains that can deploy comprehensive POC testing across their extensive healthcare provider networks.

Our Strategy

Our goal is to become the market leading provider in POC testing and to establish our Platform as the industry standard. To achieve this objective, we intend to:

•

Offer a comprehensive menu of high-performance diagnostic tests for community-based healthcare settings. We believe that delivering a broad menu of diagnostic tests for community-based healthcare on a single Platform is critical to transform the POC market. We are executing a global market-driven menu strategy designed to drive the conversion of our customers’ testing needs onto our Platform. Our tests, both cleared and in development, are initially focused on the most common medical conditions for certain infectious disease, cardiovascular disease, diabetes, and coagulation disorders. Our portfolio includes high-volume tests currently available at the POC (e.g., INR, HbA1c, CRP), tests that currently do not have a viable POC solution (e.g., FDA-defined high-sensitivity Troponin I), and innovative diagnostic test panels, such as Flu A/B + SARS-CoV-2. In addition to developing our own tests, we work with well-established third parties to accelerate menu expansion on our Platform.

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Grow our installed base by executing an institutional sales and channel partnership model. We initially intend to focus our sales efforts on large healthcare systems, government organizations and national pharmacy chains that want to deploy comprehensive POC testing across their networks. We have assembled an experienced commercial team focused on key stakeholder adoption at the senior level of these organizations to deploy our Platform across their extensive healthcare networks.

•

Expand into additional healthcare settings and underserved markets. We believe our Platform’s user-friendly setup, competitive cost structure and potential for a broad test menu make it an attractive instrument for roll out in settings where POC testing has traditionally been more challenging, such as low and middle income countries. We intend to leverage our Platform’s adaptable architecture across future Instrument models for additional professional and, over time, home-use settings. We plan further enhancements to our Platform, such as making the Instrument more robust to enable use in more challenging settings such as in areas of extreme heat and dust.

•

Continue to innovate to expand into specialty areas. We plan to continue to invest in research and development to expand our test offering into additional specialty areas, such as allergy, toxicology, fertility, veterinary and in-patient hospital, that could benefit from fast, accurate diagnostic test results from our Platform.

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Continue to innovate across our Platform. Our Platform’s connectivity allows information to be managed and shared between patients and healthcare providers to enhance patient experience. Our focus on data driven improvements will also allow us to roll out supply chain improvements and quality control features through direct data communication with our customers. We plan to introduce platform tools that enable customers and users to understand and as well as act on technical issues, test results, test inventory management, etc.

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Continue to expand use of our technology and apply it to no-healthcare settings and applications such as mass population screening and home-testing, initially through the potential launch of our Amira System. We see significant opportunity to make testing more accessible to individuals, in the workplace, at school, and in the home. Based on the same chemistry and strip design as our high performing SARS-CoV-2 antigen test on our Platform, we are finalizing development on our Amira System, which is intended to be a high sensitivity mass screening or home testing system for COVID-19. We plan to distribute the Amira COVID-19 Test at a price and volume that enables high frequency, mass testing at scale—both to potentially control the pandemic in high burden countries as well as to support a continued safe re-opening of economies, subject to regulatory approval, authorization, certification or clearance.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•

to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

•

an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the SEC; or (iv) the last day of the fiscal year following the fifth anniversary of the closing of the Merger (as defined herein). We may choose to take advantage of some but not all of these exemptions.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. Further, even after we no longer qualify as an emerging growth company, we may qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We are also a “foreign private issuer.” Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	the requirement to comply with Regulation FD, which requires selective disclosure of material information;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Summary of Risk Factors

The following is a summary of certain, but not all, of the risks that could adversely affect our business, operations and financial results. If any of the risks actually occur, our business could be materially impaired, the trading price of our common shares and public warrants could decline, and you could lose all or part of your investment. Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 8. You should carefully consider such risks before deciding to invest in our securities.

•	We are at a pivotal point in the commercialization of our Platform, and we may not succeed for a variety of reasons.

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Our short-term revenue prospects will vary with the amount of demand for COVID-19 tests, the presence of variants, which may be further adversely impacted by wide-spread implementation of authorized vaccines or other vaccines or boosters that are subsequently approved or authorized.

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We may not obtain regulatory approval, authorization, certification or clearance of additional tests on our Platform or our Amira System, and we may not be able to successfully develop and commercialize additional tests on the Platform or the Amira System, including scaling up manufacturing and sales capacity.

•	Our strategy to globally launch a broad menu of tests may not be as successful as currently envisioned.

•	We may not be able to generate sufficient revenue from our Platform to achieve and maintain profitability.

•	We may not be able to continue as a going concern if we require and are not able to obtain waivers of covenant violations or restructure our existing debt obligations.

•	Business or economic disruptions or global health concerns, such as the ongoing COVID-19 pandemic, have harmed and may continue to seriously harm our business and increase our costs and expenses.

•

We rely on a limited number of suppliers for the components of our Platform and our Amira System and for other materials and may not be able to find replacements or immediately transition to alternative suppliers.

•	We may experience problems in scaling our manufacturing and commercial operations, and scaling may impact performance of our products.

•	Our business and reputation will suffer if our products do not perform as expected.

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We currently derive a significant portion of our revenue from a small number of tests and key customers, and loss of any of these customers could cause a material reduction in revenues. A significant portion of our revenue remains COVID-19 related, and we may not be able to scale other assays sufficiently fast.

•	The loss of any member of our senior management team or an inability to attract and retain highly skilled scientists, engineers, clinicians and salespeople could adversely affect our business.

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Our business and sale of our products are subject to extensive regulatory requirements and our products may not be compliant with the new regulatory framework applicable in the European Union (“E.U.”) beginning May 26, 2022, and approvals of products under the new regulatory regime may be delayed and consequently our ability to continue to commercialize such products in the E.U. may be impacted and this could impact revenues.

•	If we cannot compete successfully with our competitors, we may be unable to increase or sustain our revenue or achieve and sustain profitability.

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The dual class structure of our ordinary shares and our common shares has the effect of concentrating voting control with those holders of our share capital prior to the merger of our wholly owned subsidiary, LumiraDx Merger Sub, Inc., with and into CA Healthcare Acquisition Corp. (“CAH”), a Delaware corporation (the “Merger”).

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If we are unable to obtain and maintain patent and other intellectual property protection for our products and technology, our ability to successfully commercialize any products we develop may be adversely affected.

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If any of our facilities were damaged or destroyed, or if we experience a significant disruption in the expansion of our operations for any reason, our ability to continue to operate our business and meet increased demand could be materially harmed.

Corporate Information

LumiraDx Limited was incorporated on August 24, 2016 under the laws of the Cayman Islands. On September 29, 2016, we acquired all of the outstanding shares of LumiraDx Holdings Limited in a share for share exchange. On September 28, 2021, we consummated the Merger pursuant to the Agreement and Plan of Merger, dated as of April 6, 2021, as amended pursuant to the Amendment to the Merger Agreement dated August 19, 2021, as further amended pursuant to the Amendment No. 2 to the Merger Agreement dated August 27, 2021 (collectively, the “Merger Agreement”), by and among LumiraDx, LumiraDx Merger Sub, Inc., a newly formed Delaware corporation and wholly owned subsidiary of LumiraDx (“Merger Sub”), and CAH, which, among other things, provided for Merger Sub to be merged with and into CAH with CAH being the surviving corporation in the Merger.

Our registered office is located at Ocorian Trust (Cayman) Limited, P.O. Box 1350, Windward 3, Regatta Office Park, Grand Cayman KY1-1108, Cayman Islands, and our telephone number is +1 (345) 640-0540.

Our principal website address is www.lumiradx.com. The information contained on our website does not form a part of, and is not incorporated by reference into, this prospectus.

Background of the Offering

This prospectus relates to the offer and sale from time to time by the selling securityholders of the resale securities, in any manner described under the section titled “Plan of Distribution” of this prospectus.

In connection with the issuance of the 6% notes, the Company and certain of the selling securityholders entered into the Notes Registration Rights Agreement. We are registering the offer and sale from time to time of the resale securities to satisfy such registration rights. For additional information, please refer to the section titled “Description of Notes—Registration Rights” beginning on page 37 of this prospectus.

In addition, we are registering the offer and sale from time to time of up to 41,424,528 additional common shares held by certain selling securityholders. Such common shares are being registered for resale pursuant to the Merger Registration Rights Agreement. For additional information, please refer to the section titled “Description of Capital Stock—Registration Rights” beginning on page 30 of this prospectus.

Summary Terms of the Offering

The summary below describes the principal terms of this offering. The “Description of Capital Stock” and “Description of Notes” sections of this prospectus contains a more detailed description of 6% notes and common shares.

Issuer	LumiraDx Limited

Securities that may be offered and sold from time to time by the selling securityholders	Up to 41,424,528 common shares, $29.5 million aggregate principal amount of our 6.00% Convertible Senior Subordinated Notes due 2027 (the “6% notes”) and the common shares issuable upon conversion of the 6% notes.

Offering prices	The resale securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the selling securityholders may determine. See the section of this prospectus titled “Plan of Distribution.”

Registration rights granted to the selling securityholders	We are registering the offer and sale of securities covered by this prospectus to satisfy certain registration rights we have granted to the selling securityholders. See the sections titled “Description of Notes—Registration Rights” and “Description of Capital Stock—Registration Rights” for further discussion.

Dividend policy	LumiraDx has never declared or paid any cash dividend on the ordinary shares or the common shares, and does not anticipate declaring or paying any cash dividends on the ordinary shares or common shares in the foreseeable future. LumiraDx intends to retain all available funds and any future earnings to fund the commercialization of its products and expansion of its business. See the section of this prospectus titled “Dividend Policy.”

Use of proceeds	We will not receive any proceeds from the sale of resale securities by the selling securityholders. See the section of this prospectus titled “Use of Proceeds.”

Absence of a public market for the 6% notes	There is currently no established market for the 6% notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the 6% notes. We intend to apply for a listing of the 6% notes on The International Stock Exchange (TISE).

Market for our common shares	Our common shares are listed on the Nasdaq Global Market under the symbol “LMDX”.

Risk factors	Investing in our securities involves substantial risks. See the section of this prospectus titled “Risk Factors” for a description of certain of the risks you should consider before investing in our securities.

7-

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider all of the information included or incorporated by reference into this prospectus, including the risks described under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference herein, and as updated by annual and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus titled “Where You Can Find More Information; Incorporation by Reference.” Additional risks and uncertainties not currently known to us or which we currently deem immaterial may also have a material adverse effect on our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding our current expectations or forecasts of future events. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, the Platform, tests, ongoing and planned preclinical studies and clinical trials, regulatory submissions and approvals, research and development costs, timing and likelihood of success, as well as plans and objectives of management for future operations are forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “will” and “potential,” among others.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under “Risk Factors.” These forward-looking statements include:

•	our ability to compete in the highly competitive markets in which we operate, and potential adverse effects of this competition;

•

our ability to maintain revenues if our products and services do not achieve and maintain broad market acceptance, or if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements;

•	uncertainty, downturns and changes in the markets we serve;

•

our expectations regarding the size of the POC market for the Platform, the size of the various addressable markets for certain tests and our ability to penetrate such markets by driving the conversion of healthcare providers’ testing needs onto the Platform;

•

our commercialization strategy, including our plans to initially focus our sales efforts on large healthcare systems, government organizations and national pharmacy chains that want to deploy comprehensive POC testing across their networks;

•	our belief that we will be able to drive commercialization of the Platform through the launch of our SARS-CoV-2 antigen and SARS-CoV-2 antibody tests;

•	the willingness of healthcare providers to use a POC system over central lab systems and the rate of adoption of the Platform by healthcare providers and other users;

•

the scalability and commercial viability of our manufacturing methods and processes, especially in light of the anticipated demand for the Platform and our minimum commitments to supply the Platform to customers;

•	our ability to source suitable raw materials and components for the manufacture of the Instrument and test strips in a timely fashion;

•

our ability to maintain our current relationships, or enter into new relationships, with diagnostics or research and development companies, third party manufacturers and commercial distribution collaborators;

•	our ability to effectively manage our anticipated growth;

•	our ability to rapidly develop and commercialize diagnostics tests that are accurate and cost-effective;

•

the timing, progress and results of our diagnostics tests, including statements regarding launch plans and commercialization plans for such tests, all which may be delayed by or halted due to a number of factors, including the impact of the COVID-19 pandemic;

•	the timing, scope or likelihood of regulatory submissions, filings, approvals, authorizations or clearances;

•	the pricing, coverage and reimbursement of the Instrument and tests, if approved;

•	our ability to repay or service our debt obligations and meet the financial covenants related to such debt obligations;

•

our ability to enforce our intellectual property rights and to operate our business without infringing, misappropriating, or otherwise violating the intellectual property rights and proprietary technology of third parties;

•	developments and projections relating to our competitors and our industry;

•	our ability to develop effective internal controls over financial reporting;

•	our ability to attract, motivate and retain qualified employees, including members of our senior management team;

•	the effects of the COVID-19 pandemic, including mitigation efforts and economic effects, on any of the foregoing or other aspects of our business or operations;

•	our expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and a foreign private issuer;

•	the future trading price of common shares and impact of securities analysts’ reports on these prices;

•	our ability to fully derive anticipated benefits from existing or future acquisitions, joint ventures, investments or dispositions;

•	exchange rate fluctuations and volatility in global currency markets;

•	potential adverse tax consequences resulting from the international scope of our operations, corporate structure and financing structure;

•	U.S. tax legislation enacted in 2017, which could materially adversely affect our financial condition, results of operations and cash flows;

•	increased risks resulting from our international operations;

•	our ability to comply with various trade restrictions, such as sanctions and export controls, resulting from our international operations;

•	government and agency demand for our products and services and our ability to comply with government contracting regulations; and

•	our ability to operate in a litigious environment.

These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections of this prospectus titled “Risk Factors” and elsewhere in this prospectus or incorporated herein by reference. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

All of the resale securities covered by this prospectus will be sold by the selling securityholders. We will not receive any of the proceeds from these sales. We cannot advise you as to whether the selling securityholders will convert the 6% notes or will otherwise receive any common shares upon conversion of the 6% notes and, to the extent they do, whether or when they will in fact sell any or all of such securities.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

DIVIDEND POLICY

LumiraDx has never declared or paid any cash dividend on the ordinary shares or the common shares, and does not anticipate declaring or paying any cash dividends on the ordinary shares or common shares in the foreseeable future. LumiraDx intends to retain all available funds and any future earnings to fund the commercialization of its products and expansion of its business.

LumiraDx is a holding company that does not conduct any business operations of its own. As a result, LumiraDx is dependent upon cash dividends, distributions and other transfers from its subsidiaries to make dividend payments, and such subsidiaries may be restricted in their ability to pay dividends or distributions, or make other transfers to LumiraDx. In addition, the terms of our senior secured term loan with BioPharma Credit Investments V (Master) LP and BPCR Limited Partnership, as lenders and BioPharma Credit PLC (collectively, “Pharmakon”), as collateral agent, preclude LumiraDx from paying cash dividends to its shareholders without the consent of Pharmakon.

However, if LumiraDx does pay a cash dividend on the common shares or ordinary shares in the future, it may only pay such dividend out of its profits available for distribution or (subject to applicable solvency requirements) share premium or contributed surplus under Cayman Islands law. LumiraDx’s board of directors will have complete discretion regarding the declaration and payment of dividends, and the Founder Directors (as defined in the section titled “Description of Capital Stock”) will be able to influence its dividend policy. The amount of any future dividend payments we may make will depend on, among other factors, our strategy, future earnings, financial condition, cash flow, working capital requirements, capital expenditures, contractual restrictions and applicable provisions of our Amended and Restated Articles.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2021:

•	on an actual basis; and

•	as adjusted to give effect to the issuance and sale of $56.5 million of 6% notes, after deducting approximately $1.6 million in estimated offering expenses payable by us.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As of December 31, 2021
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$132,145	$187,090
Debt:
Debt due after more than one year	(301,129)	(301,129)
6% notes	—	(54,945)
Total debt	(301,129)	(356,074)
Equity:
Share capital and share premium	(754,023)	(754,023)
Foreign currency translation reserve	19,706	19,706
Other reserves	(104,957)	(104,957)
Accumulated deficit	676,223	676,223
Total equity attributable to equity holders of the parent	(163,051)	(163,051)
Non-controlling interests	455	455
Total equity	(162,596)	(162,596)
Total capitalization	(463,725)	(518,670))

The above discussion and table are based on 45,241,767 common shares and 207,562,080 ordinary shares outstanding as of December 31, 2021 and exclude, as of that date:

•	1,978,074 common shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $9.89 per common share;

•	81,595,557 ordinary shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $6.62 per ordinary share;

•	13,578,294 common shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $6.52 per common share;

•	5,430,781 ordinary shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $2.09 per ordinary share;

•	28,511,511 common shares available for issuance under the 2021 Stock Option and Incentive Plan; and

•	15,265,380 common shares available for issuance under the 2021 Employee Stock Purchase Plan.

The above discussion and table also exclude common shares reserved for issuance upon conversion of the 6% notes.

DESCRIPTION OF CAPITAL STOCK

The following summary of the general terms and provisions of the securities registered under Section 12 of the Exchange Act does not purport to be complete and is subject to, and qualified in its entirety by, reference to LumiraDx’s Amended and Restated Articles, which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 20-F, and applicable provisions of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”) and the common law of the Cayman Islands.

LumiraDx is an exempted company incorporated in the Cayman Islands with limited liability. The affairs of LumiraDx are governed by its Amended and Restated Articles, the Cayman Companies Act and the common law of the Cayman Islands. LumiraDx’s register of members is maintained by Ocorian Trust (Cayman) Limited.

LumiraDx’s authorized share capital is $10,290 divided into (i) 1,769,292,966 A ordinary shares (“ordinary shares”) with a par value (to seven decimal places) of US$0.0000028 per ordinary share, (ii) 1,769,292,966 common shares with a par value (to seven decimal places) of US$0.0000028 per common share and (iii) 136,414,068 undesignated shares with a par value of such class or classes (however designated) and having such rights as the board of directors may determine in accordance with the provisions of the Amended and Restated Articles.

Ordinary Shares and Common Shares

General

In accordance with the Amended and Restated Articles, the following summarizes the rights of the holders of the ordinary shares and the common shares:

•	all resolutions to be voted on by shareholders at an extraordinary general meeting or at an annual general meeting will be held by way of a poll;

•	each holder of ordinary shares is entitled to ten votes per ordinary share on matters to be voted on by shareholders;

•	each holder of common shares is entitled to one vote per common share on matters to be voted on by shareholders;

•

the holders of ordinary shares and common shares shall be entitled to receive notice of, attend, speak and vote by way of a poll at an extraordinary general meeting or at an annual general meeting (as if they were one class of shares);

•

the holders of ordinary shares and common shares shall be entitled to receive such dividends as may be declared by the board of directors, which shall be distributed pro rata (as if they were one class of shares) according to the number of ordinary shares and common shares held by the relevant holder and as recommended by the directors and declared by the shareholders of LumiraDx;

•	all of the issued and outstanding ordinary shares and common shares are fully paid and non-assessable;

•	the ordinary shares and common shares are issued in registered form, and are issued when registered in the register of members of LumiraDx;

•

LumiraDx’s board of directors may issue undesignated shares in one or more series and designate the price, rights, preferences, privileges and restrictions of such shares without any further vote or action by LumiraDx’s shareholders;

•	LumiraDx’s shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares and common shares; and

•	LumiraDx may not issue shares to bearer.

Dividends

The holders of the ordinary shares and common shares are entitled to such dividends as may be declared by the board of directors of LumiraDx pro rata (equally as if they were one class of shares) according to the number of ordinary shares and common shares held. In addition, LumiraDx’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the directors. Under the Cayman Companies Act, a Cayman Islands company may pay a dividend out of either: (i) profits available for distribution; or (ii) share premium or contributed surplus, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Subject to any special rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any part or parts of the period in respect of which the dividend is paid.

No dividend or other moneys payable by LumiraDx on or in respect of any share shall bear interest against LumiraDx, unless otherwise provided by the terms on which such shares were issued or the provisions of a separate agreement between the holder of that share and LumiraDx. Any dividend unclaimed after a period of six years from the date that such dividend became due for payment shall be forfeited and shall revert to LumiraDx.

Any general meeting declaring a dividend may by ordinary resolution of the shareholders, upon the recommendation of the board of directors, direct payment or satisfaction of such dividend wholly or in part by the distribution of specific assets other than cash, and in particular of paid up shares or debentures of any other company. The directors may, if authorized by ordinary resolution of shareholders, offer any holders of shares the right to elect to receive in lieu of a dividend an allotment of shares credited as fully paid up, subject to such exclusions as the board of directors may deem necessary or desirable.

No shareholder shall be entitled to receive any dividend or other distribution in respect of any share held by him, her or it unless all calls or other sums payable by him, her or it in respect of that share have been paid.

Voting Rights

The voting rights attaching to the ordinary shares and the common shares are as follows:

•	at any general meeting (being extraordinary general meetings and annual general meetings) all resolutions put to the vote of the meeting shall be decided by way of a poll;

•	every holder of an ordinary share who is present in person or by proxy shall have ten votes for each ordinary share of which he/she/it is the holder; and

•	every holder of a common share who is present in person or by proxy shall have one vote for each common share of which he/she/it is the holder.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as approving a winding up of LumiraDx, a reduction in LumiraDx’s share capital or removing a director (other than a Founder Director (as defined below)) for cause. LumiraDx’s shareholders may effect certain changes by ordinary resolution, including increasing the amount of LumiraDx’s authorized share capital, consolidating and dividing all or any of the LumiraDx’s share capital into shares of larger amounts than existing shares and cancelling any authorized but unissued shares. Any resolution to remove a Founder Director requires the voting approval of the ordinary shares held by Ron Zwanziger and his affiliates.

Restrictions on Voting

No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any shares held by him, her or it unless all calls or other sums payable by him, her or it in respect of that share have been paid.

The board of directors may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 clear days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on his, her or its shares.

Voluntary Conversion of Ordinary Shares

At the option of the relevant holder, each ordinary share is convertible into one common share at any time.

Transfer of Ordinary Shares

Except as provided herein, no ordinary share may be transferred unless such ordinary share is first converted into a common share in accordance with the terms of the Amended and Restated Articles. Ordinary shares may be transferred (without first being converted into common shares), subject to certain conditions in the following circumstances:

(i)	through a Permitted Transfer or a Mandatory Transfer (each, as described below);

(ii)	pursuant to a bona fide third party offer to acquire control of LumiraDx;

(iii)	pursuant to a court order as a result of divorce;

(iv)	by way of a gift; or

(v)	by a corporate shareholder to an affiliate of such corporate shareholder.

A transfer of ordinary shares through a Permitted Transfer or in accordance with (iv) and (v) above is permitted, provided that no public disclosure or filing under the Exchange Act is required as a result of the relevant transfer other than certain permitted filings.

These restrictions on transfers of ordinary shares do not prevent holders of ordinary shares from establishing a 10b5-1 plan, although sales made under that plan are subject to the restrictions stated above. Such establishment, together with (i)-(v) above, are referred to as the “Limited Circumstances.”

For purposes of the Amended and Restated Articles:

•	the following transfers of ordinary shares are “Permitted Transfers”:

•	transfers by one holder of ordinary shares to another holder of ordinary shares;

•	transfers to and from employee trusts;

•

transfers to Privileged Relations (which, in general, includes shareholders and certain of their family members) (if being transferred by an employee) or to trusts established for the benefit of Privileged Relations or charities and/or their nominees (“Family Trust”); and

•	transfers by a corporate shareholder to another member of its wholly owned group; and

•	the following transfers of ordinary shares are “Mandatory Transfers”:

•

if any trust ceases to be a Family Trust or there ceases to be any beneficiaries of the Family Trust, a transfer back to the settlor of that Family Trust or to a Privileged Relation of the settlor or to another Family Trust of the settlor;

•

if any Privileged Relation ceases to be a Privileged Relation of the original shareholder, a transfer back to the original shareholder or to another Privileged Relation of the original shareholder or to another Family Trust of the original shareholder; and

•

if a corporate shareholder ceases to be member of the same wholly owned group as the original corporate shareholder, a transfer back to the original corporate shareholder or to another member of the original corporate shareholder’s wholly owned group.

Restriction on further issuance of Ordinary Shares

The Amended and Restated Articles provide that except for the issuance of ordinary shares issuable upon the exercise of rights outstanding at the date of adoption of the Amended and Restated Articles (such as under existing equity award plans or existing warrants over ordinary shares), no further ordinary shares can be issued.

Transfer of Common Shares

Subject to the restrictions contained in the Amended and Restated Articles, the Nasdaq listing rules or any relevant securities laws and the restrictions imposed on certain of the common shares issued to CA Healthcare Sponsor LLC (the “Sponsor”), pursuant to the terms of the amended and restated Sponsor Agreement, dated April 6, 2021, as amended pursuant to the Amendment to the Sponsor Agreement dated August 19, 2021, by and among CAH, Sponsor and the CAH initial stockholders, the common shares are freely tradeable (without restriction) and any holders may transfer all or any of his, her or its common shares by an instrument of transfer in any usual or common form or any other form approved by the board of directors.

Liquidation

On a winding up of LumiraDx, if the assets available for distribution among the holders of the ordinary shares and common shares shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among the holders of the ordinary shares and common shares (equally as if they were one class of shares) on a pro rata basis in proportion to the number of ordinary shares and common shares held by them. If LumiraDx’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by the holders of the ordinary shares and common shares in proportion to the number of the ordinary shares and common shares held by them.

The liquidator may, with the sanction of a special resolution of LumiraDx’s shareholders and any other sanction required by the Cayman Companies Act, divide among the shareholders in species or in kind the whole or any part of the assets of LumiraDx, and may for that purpose value any assets and determine how the division shall be carried out as between LumiraDx’s shareholders or different classes of shareholders.

Because LumiraDx is an exempted company with “limited liability” incorporated under the Cayman Companies Act, the liability of LumiraDx’s shareholders is limited to the amount, if any, unpaid on the shares respectively held by them. The Amended and Restated Articles contain a declaration that the liability of LumiraDx’s shareholders is so limited.

Repurchase Rights

Any repurchase of shares by LumiraDx as may be agreed with the relevant shareholders shall be approved by the board of directors in accordance with the Cayman Companies Act and the Amended and Restated Articles, and LumiraDx may make a payment in respect of such repurchase in any manner authorized by the Companies Act and the Amended and Restated Articles, including out of capital. A payment out of capital by a Cayman Islands company is not lawful unless immediately following the date on which the payment out of capital is proposed to be made, the company shall be able to pay its debts as they fall due in the ordinary course of business. Only shares that are fully paid may be repurchased, and there must be at least one share remaining in issue following the repurchase.

Variations of Rights of Shares

If at any time LumiraDx’s share capital is divided into different classes of shares, all or any of the rights attached to any class of shares may be varied with the consent in writing of the holders of not less than three-fourths of the shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Notwithstanding the foregoing, the board of directors may issue undesignated shares without further action by the shareholders.

General Meetings of Shareholders

Shareholder meetings may be convened by a majority of the board of directors of LumiraDx. As a Cayman Islands exempted company, LumiraDx is not required by the Cayman Companies Act to convene annual general meetings of its shareholders. However, the Amended and Restated Articles and LumiraDx’s corporate governance guidelines provide that in accordance with the Nasdaq Stock Market (“Nasdaq”) listing rules in each year LumiraDx may hold an annual general meeting of shareholders. The annual general meeting shall be held at such time and place as may be determined by the board of directors in accordance with the provisions of the Amended and Restated Articles. All annual general meetings and extraordinary general meetings will be chaired by the Chairman (as defined below) or a member of the board of directors.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended and Restated Articles provide that upon the requisition of shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, shareholders may propose only ordinary resolutions (and not a special resolution) to be put to a vote at such meeting and shall have no right to propose resolutions with respect to the election, appointment or removal of directors or to amend the Amended and Restated Articles. The Amended and Restated Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings.

Advance notice of at least 21 clear days is required for the convening of the annual general meeting and 14 clear days’ notice for the convening of any extraordinary general meeting of shareholders. All general meetings of shareholders shall occur at such time and place as determined by the directors and set forth in the notice for such meeting.

No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Class Meetings

The provisions in the Amended and Restated Articles relating to extraordinary general meetings shall apply, mutatis mutandis, to every separate extraordinary general meeting of the holders of a class of shares.

Nomination, Election and Removal of Directors

Number

The number of directors (other than any alternate directors) is at least three and is subject to any maximum number fixed from time to time by a resolution of the majority of the board of directors and the approval of the Founder Directors.

Appointment

The Amended and Restated Articles provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum will be elected by an ordinary resolution of shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present in person or by proxy at the meeting. Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board of directors have the power to appoint any person to be a director (other than a Founder Director), either to fill a casual vacancy or as an addition to the existing board of directors.

The Amended and Restated Articles further provide that the board of directors are divided into three groups designated as the Founder Directors and the Class I and Class II directors. Each of the Class I and Class II directors shall serve staggered two-year terms. Upon the expiration of the term of either the Class I or the Class II directors, the directors in that class will be eligible to be re-elected for a new two-year-term at the annual general meeting of shareholders in the year in which their term expires. Directors assigned to Class I shall initially serve until the first annual general meeting of shareholders following the effectiveness date of the Amended and Restated Articles and directors assigned to Class II shall initially serve until the second annual general meeting of shareholders following the effectiveness date of the Amended and Restated Articles. Each term of a Class I or Class II director will continue until the election of his or her successor, or his or her earlier death, resignation, or removal in accordance with the provisions of the Amended and Restated Articles. Any increase or decrease in the number of the Class I and Class II directors will be distributed among the two classes so as to make the two classes as nearly as equal in number as is reasonably practicable.

For so long as Ron Zwanziger, Dave Scott and Jerry McAleer (the “Founders”) and each of their respective affiliates control, directly or indirectly, any of the ordinary shares then outstanding, Ron Zwanziger (for and on behalf of each of the Founders) shall be entitled to nominate and have appointed (and remove and replace) by written notice to LumiraDx three directors (the “Founder Directors”). The Founder Directors will remain in office until a Founder Director resigns or otherwise ceases to be a director in accordance with the provisions of the Amended and Restated Articles. Any resolution to remove a Founder Director requires the voting approval of the ordinary shares held by Ron Zwanziger and his affiliates.

Re-election/Removal

A director will be removed from office automatically if, among other things, the director (i) is prohibited from being a director by any applicable law; (ii) dies or becomes bankrupt or makes any arrangement or composition with his or her creditors generally; (iii) is found of unsound mind; (iv) resigns his or her office by notice in writing to LumiraDx; and (v) save in the case of a Founder Director, that person has, for more than six consecutive months, been absent without permission of the directors from meetings of the board and the directors make a decision that that person’s office be vacated. In addition, any director, other than a Founder Director, may be removed by special resolution for cause. The notice of any meeting at which a resolution to remove a director shall be proposed or voted upon must contain a statement of the intention to remove that director and such notice must be served on that director not less than 10 business days before the meeting. Such director is entitled to attend the meeting and be heard on the motion for his or her removal.

Proceedings of Board of Directors

The Amended and Restated Articles provide that LumiraDx’s business is to be managed and conducted by the board of directors. The quorum necessary for the transaction of business of the directors is two eligible directors, provided that at least one director is a Founder Director.

In addition, the Amended and Restated Articles provide that the board of directors may from time to time at its discretion exercise all powers of LumiraDx to raise capital or borrow money, to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital and, subject to the Cayman Companies Act, issue debentures, bonds and other securities of LumiraDx, whether outright or as collateral security for any debt, liability or obligation of LumiraDx or of any third-party.

Chairman

Unless otherwise agreed by the holder(s) of the majority of the ordinary shares at the relevant time with the approval of the ordinary shares held by Ron Zwanziger and his affiliates, the chairman of the board of directors will be Ron Zwanziger, or the Chairman. The Chairman has a casting vote if the numbers of votes for and against any board resolution are equal.

Directors’ Interests

The directors of LumiraDx may authorize, to the fullest extent permitted by Cayman Companies Act and the Nasdaq listing rules, any matter proposed to them which would otherwise result in a director infringing his or her duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of LumiraDx. A director shall not, save as otherwise agreed by him or her, be accountable to LumiraDx for any benefit which he or she derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

A director who is any way, whether directly or indirectly, interested in a proposed or existing transaction or arrangement with LumiraDx shall declare the nature of his or her interest at a meeting of the directors. Provided it is permitted by Cayman Companies Act and the Nasdaq listing rules, and provided he or she has disclosed to the other directors the nature and extent of his or her interest, a director may be a party to, or otherwise directly or indirectly interested in any contract, arrangement or proposal with LumiraDx and may participate in the meeting on which the relevant resolution is being voted upon.

If a question arises at a meeting of the board of directors or of a board committee as to the right of a director to vote or be counted in the quorum, and such question is not resolved by such director voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be determined by a majority of votes of the remaining directors present at the meeting or if there is an equality of votes, the Chairman shall have a second or casting vote and his or her ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

Directors’ Fees and Remuneration

Each of the directors shall be paid a fee at such rate as may from time to time be determined by the board of directors (or for the avoidance of doubt any duly authorized board committee). Each director may be paid for reasonable expenses properly incurred in connection with their attendance at and returning from meetings of the board or board committees or general meetings or separate meetings of the holders of classes of shares or of debentures and shall be paid all expenses properly incurred by him or her in the conduct of the business of LumiraDx or in the discharge of his or her duties as a director.

Inspection of Books and Records

Holders of the ordinary shares and common shares have no general right under Cayman Companies Act to inspect or obtain copies of the list of shareholders of LumiraDx or any corporate records, provided that they are entitled to a copy of the Amended and Restated Articles. Copies of annual financial statements will also be provided to LumiraDx’s registered office service provider in the Cayman Islands to allow for compliance with certain obligations under Cayman law.

Changes in Capital

The shareholders of LumiraDx may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of the share capital into shares of a larger amount than the existing shares of LumiraDx;

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sub-divide LumiraDx’s existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of LumiraDx’s share capital by the amount of the shares so cancelled.

LumiraDx’s shareholders may by special resolution, subject to any confirmation or consent required by the Cayman Companies Act, reduce the share capital of LumiraDx or any capital redemption reserve in any manner permitted by law.

Restrictive Provisions

Under the Amended and Restated Articles, in connection with any change of control, merger or sale of LumiraDx, the holders of ordinary shares and common shares shall receive the same consideration with respect to their ordinary shares and common shares in connection with any such transaction.

Exempted Company

LumiraDx is an exempted company with limited liability incorporated under the Cayman Companies Act. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. As an exempted company, LumiraDx has received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, for a period of 20 years from the date of the grant of the undertaking, no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations will apply to LumiraDx and its operations; and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable on or in respect of LumiraDx’s shares, debentures or other obligations, or by way of the withholding in whole or in part of any relevant payment. “Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of LumiraDx.

Register of Members

Under the Cayman Companies Act, LumiraDx must keep a register of members and there should be entered therein:

•	the names and addresses of the shareholders of LumiraDx, a statement of the shares held by each member (such statement will distinguish each share by its number (where applicable), confirm the amount paid or agreed to be considered as paid on the shares of each member, confirm the number and category of the shares held by each member and confirm whether each relevant category of shares held by a member carries voting rights under the articles of association of LumiraDx, and if so, whether such voting rights are conditional);

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under the Cayman Companies Act, the register of members of a company is prima facie evidence of the matters set out in the register (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Companies Act to have legal title to the shares as set against its name in the register of members. The shareholders recorded in the register of members are be deemed to have legal title to the shares set against their names.

If the name of any person is incorrectly entered in or omitted from the register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of the company, the person or member aggrieved (or any member of the company or the company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application (with or without cost to be paid the applicant) or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

LumiraDx’s register of members is maintained by Ocorian Trust (Cayman) Limited.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales (being the Companies Act 1985) but does not enact all of the provisions of the more recent Companies Act of England and Wales (being the Companies Act 2006). In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to LumiraDx and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Cayman Companies Act subject to certain exemptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders provided that a copy of the plan of merger is given to every shareholder of each subsidiary company to be merged (unless that shareholder agrees otherwise). For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his, her or its shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he, she or it might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. Dissent rights do not extend to shares for which an open market exists on a recognized stock exchange or share quotation system.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his or her interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, LumiraDx will normally be the proper plaintiff to sue for a wrong done to it, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of LumiraDx to challenge:

•	an act that is illegal or ultra vires with respect to LumiraDx and is therefore incapable of ratification by the shareholders;

•	an act that, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) that has not been obtained; and

•	an act that constitutes a “fraud on the minority” where the wrongdoers are themselves in control of LumiraDx.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Amended and Restated Articles provide that LumiraDx shall indemnify its officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of LumiraDx’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning LumiraDx or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, LumiraDx has entered into indemnification agreements with its directors and executive officers that provide such persons with additional indemnification beyond that provided in the Amended and Restated Articles.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers or persons controlling LumiraDx under the foregoing provisions, LumiraDx has been informed that, in the opinion of the U.S. Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Amended and Restated Articles

The Amended and Restated Articles include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the board of directors or management team. They are also designed, in part, to encourage persons seeking to acquire control of LumiraDx to negotiate first with the board of directors of LumiraDx. LumiraDx believes that the benefits of the increased protection of an ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire LumiraDx because negotiation of these proposals could result in an improvement of their terms. Such provisions include:

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Dual Class Stock. The Amended and Restated Articles provide for a dual class structure, which provides the current holders of the ordinary shares and the Founder Directors with significant influence over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of LumiraDx of its assets.

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Board of Directors Vacancies. The Amended and Restated Articles authorize only the board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the board of directors (other than alternative directors) shall be at least three and is subject to any maximum number fixed from time to time by a resolution of a majority of the board of directors and the approval of the Founder Directors. These provisions would prevent a shareholder from increasing the size of the board of directors and then gaining control of the board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the board of directors and promote continuity of management.

•

Classified Board. The Amended and Restated Articles provide that the board of directors is classified into three classes of directors (being the Founder Directors, the Class I directors and the Class II Directors). A third-party may be discouraged from making a tender offer or otherwise attempting to obtain control of LumiraDx as it is more difficult and time consuming for shareholders to replace a majority of the directors on a classified board of directors.

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Shareholder Action; Special Meeting of Shareholders. The Amended and Restated Articles provide that the LumiraDx shareholders may not take action by written consent, but may only take action at an annual general meeting or extraordinary meeting of the shareholders. As a result, a holder controlling a majority of LumiraDx’s share capital would not be able to amend the Amended and Restated Articles or remove directors without holding a meeting of the shareholders called in accordance with the Amended and Restated Articles. The Amended and Restated Articles further provide that special meetings of the shareholders may be called only by shareholders holding not less than one-third of the voting rights who are entitled to vote at general meetings. However, shareholders may propose only ordinary resolutions to be put to a vote at such meetings and shall have no right to propose resolutions with respect to the election, appointment or removal of directors or to amend the Amended and Restated Articles. The Amended and Restated Articles provide no other right to put any proposals before annual general meetings or extraordinary general meeting. These provisions might delay the ability of the shareholders to force consideration of a proposal or for shareholders controlling a majority of LumiraDx’s share capital to take any action, including the removal of directors.

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Founder Directors. The Amended and Restated Articles provide that any resolution to remove a Founder Director requires the voting approval of the ordinary shares held by Ron Zwanziger, LumiraDx’s Chief Executive Officer and co-founder, and his affiliates. This provision would prevent shareholders from removing any of the Founder Directors from their respective positions on the board who LumiraDx considers as being fundamental to the running and continued development LumiraDx’s business.

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Class I and Class II Directors Removed Only for Cause. The Amended and Restated Articles provide that shareholders may only remove the Class I and Class II directors for cause by way of passing a special resolution.

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Issuance of Undesignated Shares. The board of directors has the authority, without further action by the shareholders, to issue undesignated shares of par value with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued undesignated shares would enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Under the Cayman Companies Act, the directors may only exercise the rights and powers granted to them under the Amended and Restated Articles, as amended and restated from time to time, for what they believe in good faith to be in the best interests of LumiraDx and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the transaction was procedurally fair and provided fair value to the corporation. As a matter of Cayman law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third-party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to LumiraDx, the directors must ensure compliance with the Amended and Restated Articles, as amended and restated from time to time. The Company has the right to seek damages if a duty owed by any of the directors is breached.

Shareholder Proposals

While the Delaware General Corporation Law does not provide shareholders with an express right to put any proposal before the annual meeting of shareholders, under applicable common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the organizational documents, and shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended and Restated Articles allow the shareholders of LumiraDx holding not less than one-third of the voting rights entitled to vote at general meetings to requisition an extraordinary general meeting of the shareholders, in which case the board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. However, the shareholders of LumiraDx may propose only ordinary resolutions to be put to a vote at such meetings and shall have no right to propose resolutions with respect to the election, appointment or removal of directors or to amend the Amended and Restated Articles. The Amended and Restated Articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, LumiraDx is not obligated by law to call shareholders’ annual general meetings. However, the Amended and Restated Articles and LumiraDx’s corporate governance guidelines provide that LumiraDx may call an annual general meeting each year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Act, the Amended and Restated Articles do not provide for cumulative voting. As a result, LumiraDx’s shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Amended and Restated Articles, a director will be removed from office automatically if, among other things, the director (i) is prohibited from being a director by any applicable law; (ii) dies or becomes bankrupt or makes any arrangement or composition with his or her creditors generally; (iii) is found of unsound mind; (iv) resigns his or her office by notice in writing to LumiraDx; and (v) save in the case of a Founder Director, that person has, for more than six consecutive months, been absent without permission of the directors from meetings of the board and the directors make a decision that that person’s office be vacated. The Class I and Class II directors can also be removed for cause by way of the shareholders passing a special resolution. A Founder Director can only be removed from office on a resolution being proposed which is approved by the ordinary shares held by Ron Zwanziger and his affiliates.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations or mergers with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the merger, business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Act has no comparable statute. As a result, LumiraDx cannot avail itself of the types of protections afforded by the Delaware General Corporation Law. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Act, a company may be voluntarily wound up upon the shareholders passing a special resolution (being two-thirds of the total voting rights). In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Cayman Companies Act and the Amended and Restated Articles, if LumiraDx’s share capital is divided into more than one class of shares, LumiraDx may materially and adversely vary the rights attached to any class only with the consent in writing of the holders of not less than three-fourths of the shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act and the Amended and Restated Articles, the Amended and Restated Articles may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Amended and Restated Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Amended and Restated Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Under the Amended and Restated Articles, the board of directors is empowered to issue or allot shares or grant options or warrants and analogous equity-based rights with or without preferred, deferred, qualified or other special rights or restrictions. In particular, pursuant to the Amended and Restated Articles, the board of directors has the authority, without further action by the shareholders, to issue all or any part of LumiraDx’s authorized but unissued share capital and, subject to the provisions of the Amended and Restated Articles, to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions therefrom, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common shares.

The board of directors, without shareholder approval, may issue undesignated shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of the common shares. Subject to the directors’ duty of acting in the best interest of the company, such undesignated shares can be issued quickly with terms calculated to delay or prevent a change in control of us or make removal of management more difficult. Additionally, the issuance of undesignated shares may have the effect of decreasing the market price of the common shares, and may adversely affect the voting and other rights of the holders of the common shares.

Inspection of Books and Records

Holders of the ordinary shares and common shares have no general right under the Cayman Companies Act to inspect or obtain copies of the list of shareholders or the corporate records. However, LumiraDx will provide its shareholders with annual audited financial statements. Copies of annual financial statements will also be provided to LumiraDx’s registered office service provider in the Cayman Islands to allow for compliance with certain obligations under Cayman law. Stockholders of a Delaware corporation have the right to inspect the books and records of the corporation and the stock ledger for any proper purpose under the Delaware General Corporation Law, and a stockholder list must be available for inspection at annual and special meetings of the stockholders.

Registration Rights

Merger Registration Rights Agreement

In connection with the Merger, LumiraDx entered into the Merger Registration Rights Agreement, pursuant to which certain holders of registrable securities of LumiraDx are entitled to registration rights. The holders of these securities are entitled to make up to an aggregate of three demands, excluding short form demands, that LumiraDx register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Merger. The Merger Registration Rights Agreement also provides that LumiraDx will pay certain expenses related to such registrations and indemnify securityholders against certain liabilities.

Notes Registration Rights Agreement

Please refer to the section titled “Description of Notes—Registration Rights—Notes Registration Rights Agreement.”

Listing

LumiraDx’s common shares and public warrants are listed on the Nasdaq Global Market under the symbols “LMDX” and “LMDXW,” respectively.

Transfer Agent and Registrar

The U.S. transfer agent and registrar for the common shares is Computershare Trust Company, N.A.

DESCRIPTION OF NOTES

On March 3, 2022, LumiraDx completed its private placement of $56.5 million aggregate principal amount of 6.00% Convertible Senior Subordinated Notes due 2027 (“6% notes”). The 6% notes were sold under the Subscription Agreements in a transaction exempt from registration under the Securities Act. The 6% notes were issued pursuant to the indenture (the “Indenture”), dated March 3, 2022, by and between the Company and U.S. Bank Trust Company, National Association, as trustee.

The following description is a summary of the material provisions of the 6% notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the 6% notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define the rights of the holders of the 6% notes.

General

The 6% notes are senior subordinated unsecured obligations of the Company, subordinated in right of payment to Designated Senior Debt (as defined in the Indenture) to the extent set forth in Article 11 of the Indenture, and bear interest at a rate of 6.00% per annum from, and including, March 3, 2022 (the “Closing Date”), payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2022. In certain circumstances, the Company may be required to pay additional amounts as a result of any applicable tax withholding or deductions required in respect of payments on the 6% notes, as set forth in Section 3.05 of the Indenture. The 6% notes will mature on March 1, 2027, unless earlier converted by the holders or repurchased or redeemed by the Company. Principal and interest payments in respect of the 6% notes are payable in U.S. dollars. The Indenture provides that additional 6% notes may not be issued under the Indenture other than in limited circumstances, including in connection with the transfer, exchange, repurchase, conversion or redemption of 6% notes or if any such existing 6% notes are lost or mutilated. As of December 31, 2021, LumiraDx had $300 million principal amount of indebtedness that is senior in right of payment to the 6% notes.

Subject to the terms of the Indenture, including Article 5 thereof, the 6% notes are convertible at the option of each holder at an initial conversion rate of 108.4346 common shares of the Company per $1,000 principal amount of 6% notes (the “Conversion Rate”), which is equal to an initial conversion price of approximately $9.22 per common share (the “Conversion Price”). Upon conversion, the 6% notes may be settled in cash, common shares or a combination of cash and common shares, at the Company’s election (subject to certain limitations set forth in Article 5 of the Indenture). The Conversion Rate may be increased on March 3, 2023 and March 3, 2024, if the average of the daily volume weighted average prices of the common shares over the 20 consecutive trading days immediately preceding either date is below a specified level, provided that the Conversion Rate may not be increased to a rate that exceeds 137.9310 common shares per $1,000 principal amount (the “Ceiling Conversion Rate”), as more thoroughly set forth in Section 5.05(A)(vi) of the Indenture. The Conversion Rate (including the Ceiling Conversion Rate) is subject to adjustment for certain events or distributions, as set forth in Section 5.05(A) of the Indenture, but will not be adjusted for any accrued and unpaid interest. Following certain specified transactions or events (each of which are included in the definition “Make-Whole Fundamental Change” in the Indenture), the Company will increase the Conversion Rate for a holder who elects to convert its 6% notes in connection with any such transaction or event in certain circumstances, as set forth in Section 5.07 of the Indenture.

The Company may redeem for cash all of the 6% notes in connection with certain tax-related events (any such redemption, a “Tax Redemption”), as set forth in Section 4.03(C) of the Indenture. In addition, the Company may redeem (any such redemption, an “Optional Redemption”) for cash any or all of the 6% notes, at its option, on or after the later of September 3, 2022 and the date that is 30 days after the initial effectiveness of a registration statement contemplated by the Notes Registration Rights Agreement (as defined below), but only if (1) the last reported sale price per common share exceeds 130% of the Conversion Price on (x) each of at least 20 trading days (whether or not consecutive) during the 30 consecutive trading days ending on, and including, the trading day immediately before the Company sends the applicable notice of redemption (the “Redemption Notice Date”); and (y) the trading day immediately before the Redemption Notice Date; and (2) unless the Company elects (x) to settle all conversions of 6% notes called for Optional Redemption in cash and (y) to pay any owed Interest Make-Whole Payment (as defined in the Indenture) in cash, in each case, with respect to conversions of 6% notes during the related redemption period that have been called for redemption after the first anniversary of the Closing Date, a registration statement registering the resale of all shares constituting Registrable Securities (as defined herein) (subject to certain requirements with respect to the delivery of information to the Company by the holders) remains effective and useable for a specified period prior to the applicable redemption date, as set forth in Section 4.03(B) of the Indenture. The redemption price in connection with a Tax Redemption or Optional Redemption would be equal to 100% of the principal amount of the 6% notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the 6% notes, which means that the Company is not required to redeem or retire the 6% notes periodically. Holders that convert their 6% notes in connection with an Optional Redemption will be entitled to an Interest Make-Whole Payment equal to the remaining scheduled payments of interest, if any, that would have been made on the 6% notes to be converted had such 6% notes remained outstanding through March 1, 2026, as set forth in Section 5.03(B) of the Indenture. The Company is permitted to settle any Interest Make-Whole Payment in cash or common shares, at its election. If the Company’s calls any 6% notes for redemption, holders of such 6% notes called for redemption can be converted pursuant to the terms of the Indenture only until 5:00 p.m. New York City time on the second business day immediately before the applicable redemption date, subject to certain exceptions related to a Tax Redemption. The Company must provide no more than 65, nor less than 30, scheduled trading days’ notice to holders of the 6% notes, the trustee and the paying agent of a redemption date; provided that if the Company elects to settle related conversions solely in common shares and cash in lieu of fractional common shares, the Company pay provide no less than 15 calendar days’ notice prior to the redemption date.

The Indenture includes covenants customary for an indenture governing convertible notes, including a covenant in respect of merger, consolidation and transfer of assets set forth in Article 6 of the Indenture, and covenants limiting the incurrence by the Company and its subsidiaries of more than $400 million of secured indebtedness and $100 million of unsecured indebtedness (including the 6% notes) and limiting certain substantial transactions with affiliates of the Company, in each case, subject to certain exceptions, as set forth in Sections 3.09 and 3.10 of the Indenture.

Events of Default

Generally

In addition, the Indenture includes certain customary events of default after which the 6% notes may be declared immediately due and payable and certain types of bankruptcy or insolvency events of default involving the Company after which the 6% notes would become automatically due and payable, as set forth in Section 7.01 of the Indenture. “Event of default” under the Indenture means the occurrence of any of the following:

(i)

a default in the payment when due (whether at maturity, upon redemption or repurchase upon fundamental change or otherwise) of the principal of, or the redemption price or fundamental change repurchase price for, any 6% note, whether or not such payment is prohibited by Article 11 of the Indenture;

(ii)	a default for 30 consecutive days in the payment when due of interest on any 6% note, whether or not such payment is prohibited by Article 11 of the Indenture;

(iii)

the Company’s failure to deliver, when required by the Indenture, a Fundamental Change Notice (as defined in the Indenture), or a notice pursuant to Section 5.07(C) of the Indenture, if, in either case, such failure is not cured within three business days after its occurrence;

(iv)	a default in the Company’s obligation to convert a 6% note in accordance with Article 5 of the Indenture, including the payment or delivery of any applicable Interest Make-Whole Payment, upon the exercise of the conversion right with respect thereto, if such default is not cured within three business days after its occurrence, whether or not delivery of the Conversion Consideration is prohibited by Article 11 of the Indenture;

(v)	a default in the Company’s obligations under Article 6 of the Indenture;

(vi)

a default in any of the Company’s obligations or agreements under the Indenture or the 6% notes (other than a default set forth in clause (i), (ii), (iii), (iv) or (v) of this definition of “event of default”) where such default is not cured or waived within 60 days after notice to the Company by the trustee, or to the Company and the trustee by holders of at least 25% of the aggregate principal amount of 6% notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “Notice of Default”;

(vii)

a default by the Company or any of the Company’s subsidiaries with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any Indebtedness (as defined in the Indenture) for money borrowed of at least $18,000,000 (or its foreign currency equivalent) in the aggregate of the Company or any of the Company’s subsidiaries, whether such Indebtedness exists as of the issue date of the 6% notes or is thereafter created, where such default:

1.

constitutes a failure to pay the principal of such Indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case after the expiration of any applicable grace period; or

2.	results in such Indebtedness becoming or being declared due and payable before its stated maturity,

in each case, where such acceleration has not been rescinded or annulled or such failure to pay or default is not cured or waived, or such Indebtedness is not paid or discharged in full, within 30 days after notice to the Company by the trustee or to the Company and the trustee by holders of at least 25% of the aggregate principal amount of 6% notes then outstanding;

(viii)

a final judgment or judgments for the payment of $18,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company or any subsidiary, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(ix)	certain events of bankruptcy, insolvency, or reorganization of the Company or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.

Acceleration

If an event of default described in paragraph (ix) above occurs with respect to the Company (and not solely with respect to a significant subsidiary of the Company), then the principal amount of, and all accrued and unpaid interest on, all of the 6% notes then outstanding will immediately become due and payable without any further action or notice by any person. If an event of default (other than an event of default described in paragraph (ix) above with respect to the Company and not solely with respect to a significant subsidiary of the Company) occurs and is continuing, then, except as described below under the caption “—Special Interest as Sole Remedy for Certain Reporting Defaults,” the trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of 6% notes then outstanding, by notice to the Company and the trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the 6% notes then outstanding to become due and payable immediately.

Noteholders of a majority in aggregate principal amount of the 6% notes then outstanding, by notice to the Company and the trustee, may, on behalf of all noteholders, rescind any acceleration of the 6% notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing events of default (except the non-payment of principal of, or interest on, the 6% notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereto.

If any portion of the amount payable on the 6% notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), then the court could disallow recovery of any such portion.

Waiver of Past Defaults

An event of default pursuant to paragraph (i), (ii), (iv) or (vi) above (that, in the case of paragraph (vi) only, results from a default under any covenant that cannot be amended without the consent of each affected noteholder), and a default that could lead to such an event of default, can be waived only with the consent of each affected holder of 6% notes. Each other default or event of default may be waived, on behalf of all noteholders, by noteholders of a majority in aggregate principal amount of the 6% notes then outstanding.

Notice of Defaults

If a default or event of default occurs, then the Company will, within 30 days after its first occurrence, notify the trustee, setting forth what action the Company is taking or proposes to take with respect thereto. The Company must also provide the trustee, within 120 days after the end of each fiscal year, with a certificate as to whether any defaults or events of default have occurred or are continuing. If a default or event of default occurs and is continuing and is known to a responsible officer of the trustee, then the trustee must notify the noteholders of the same within 90 days after it occurs or, if it is not known to the trustee at such time, promptly (and in any event within 10 business days) after it becomes known to a responsible officer of the trustee. However, except in the case of a default or event of default in the payment of the principal of, or interest on, any note, the trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the holders of the 6% notes.

Limitation on Suits; Absolute Rights of Noteholders

Except with respect to the rights referred to below, no noteholder may pursue any remedy with respect to the Indenture or the 6% notes, unless:

•	such noteholder has previously delivered to the trustee notice that an event of default is continuing;

•	noteholders of at least 25% in aggregate principal amount of the 6% notes then outstanding deliver a written request to the trustee to pursue such remedy;

•

such noteholder(s) offer and, if requested, provide to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense to the trustee that may result from the trustee’s following such request;

•	the trustee does not comply with such request within 60 calendar days after its receipt of such request and such offer of security or indemnity; and

•

during such 60 calendar day period, noteholders of a majority in aggregate principal amount of the 6% notes then outstanding do not deliver to the trustee a direction that is inconsistent with such request.

However, notwithstanding anything to the contrary, but without limiting the provisions described in the third paragraph under the caption “—Modification and Amendment,” the right of each holder of a 6% notes to bring suit for the enforcement of any payment or delivery, as applicable, of the principal of, or the redemption price or fundamental change repurchase price for, or any interest on, or the consideration due upon conversion of, such 6% notes on or after the respective due dates therefor, will not be impaired or affected without the consent of such holder.

Noteholders of a majority in aggregate principal amount of the 6% notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee or exercising any trust or power conferred on it. However, the trustee may refuse to follow any direction that conflicts with law, the Indenture or the 6% notes, or that, subject to the terms of the Indenture, the trustee determines may be unduly prejudicial to the rights of other noteholders or may involve the trustee in liability, unless the trustee is offered, and, if requested, provided security and indemnity satisfactory to the trustee against any loss, liability or expense to the trustee that may result from the trustee’s following such direction.

Default Interest

Payments of any amounts due on the 6% notes that are not made when due will accrue interest at a rate per annum equal to the stated interest on the 6% notes.

Special Interest as Sole Remedy for Certain Reporting Defaults

Notwithstanding anything to the contrary described above, the Company may elect that the sole remedy for any event of default (a “reporting event of default”) pursuant to paragraph (vi) above arising from the Company’s failure to comply with its obligations included in Section 3.02(A) of the Indenture, will, for each of the first 360 calendar days on which a reporting event of default has occurred and is continuing, consist exclusively of the accrual of special interest on the 6% notes. If the Company has made such an election, then (i) the 6% notes will be subject to acceleration as described above on account of the relevant reporting event of default from, and including, the 361st calendar day on which a reporting event of default has occurred and is continuing or if the Company fails to pay any accrued and unpaid special interest when due; and (ii) special interest will cease to accrue on any 6% notes from, and including, such 361st calendar day.

Any special interest that accrues on the 6% notes will be payable on the same dates and in the same manner as the stated interest on such 6% notes and will accrue at a rate per annum equal to 0.25% of the principal amount thereof for the first 180 days and 0.50% of the principal amount thereof for the subsequent 180 days.

To make the election to pay special interest as described above, the Company must provide notice of such election to noteholders and the trustee before the date on which each reporting event of default first occurs. The notice will also, among other things, briefly describe the periods during which and rate at which special interest will accrue and the circumstances under which the 6% notes will be subject to acceleration on account of such reporting event of default.

Modification and Amendment

Subject to certain exceptions set forth in the Indenture, including Sections 8.01 and 8.02 thereof, the Indenture or the 6% notes may be amended with the consent of the holders of at least a majority in principal amount of the 6% notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, 6% notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the 6% notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, 6% notes). However, without the consent of each holder of an outstanding 6% note affected, no amendment may, among other things:

(i)	reduce the principal, or change the stated maturity, of any 6% note;

(ii)

reduce the redemption price or fundamental change repurchase price for any 6% note or change the times at which, or the circumstances under which, the 6% notes may or will be redeemed or repurchased by the Company;

(iii)	reduce the rate, or extend the time for the payment, of interest on any 6% note;

(iv)	make any change that adversely affects the conversion rights of any 6% note;

(v)	impair the rights of any holder of notes set forth in Section 7.08 of the Indenture;

(vi)	change the ranking of the 6% notes;

(vii)	make any 6% note payable in money, or at a place of payment, other than that stated in this Indenture or the 6% note;

(viii)	reduce the amount of 6% notes whose holders must consent to any amendment, supplement, waiver or other modification;

(ix)	modify the provisions of Article 11 of the Indenture in a manner which adversely affects the rights of the holders of the 6% notes under the Indenture, as such; or

(x)	make any direct or indirect change to any amendment, supplement, waiver or modification provision of the Indenture or the 6% notes that requires the consent of each affected holder of 6% notes.

Without the consent of any holder of 6% notes, the Company and the trustee may amend the Indenture to:

(i)	cure any ambiguity or correct any omission, defect or inconsistency in the Indenture or the 6% notes;

(ii)	add guarantees with respect to the Company’s obligations under the Indenture or the 6% notes;

(iii)	secure the 6% notes;

(iv)	add to the Company’s covenants or events of default for the benefit of the holders of the 6% notes or surrender any right or power conferred on the Company;

(v)	provide for the assumption of the Company’s obligations under the Indenture and the 6% notes pursuant to, and in compliance with, Article 6 of the Indenture;
(vi)	enter into supplemental indentures pursuant to, and in accordance with, Section 5.09 of the Indenture in connection with a Common Shares Change Event (as defined in the Indenture);

(vii)

irrevocably (1) elect or eliminate any Settlement Method (as defined in the Indenture) or Specified Dollar Amount (as defined in the Indenture); provided, however, that no such election or elimination will affect any Settlement Method theretofore elected (or deemed or required to be elected) with respect to any 6% note pursuant to Section 5.03(A) of the Indenture or (2) elect to settle Interest Make-Whole Payments (as defined in the Indenture) with cash or common shares (or a combination thereof) (together with cash in lieu of any fractional shares as set forth in Section 5.03(B)(ii) of the Indenture); provided, however, that no such election will affect any Interest Make-Whole Payment settlement method theretofore elected (or deemed to be elected) with respect to any 6% note pursuant to Section 5.03(B) of the Indenture;

(viii)	evidence or provide for the acceptance of the appointment, under the Indenture, of a successor trustee;

(ix)	provide for or confirm the issuance of additional 6% notes pursuant to Section 2.03(B) of the Indenture;

(x)

comply with any requirement of the U.S. Securities and Exchange Commission in connection with any qualification of the Indenture or any supplemental indenture under the Trust Indenture Act, as then in effect; or

(xi)

make any other change to the Indenture or the 6% notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of the holders of the 6% notes (other than holders of the 6% notes that have consented to such change), as such, as determined by the Company’s board of directors in good faith.

U.S. Bank Trust Company, National Association is the trustee, security registrar, paying agent and conversion agent. U.S. Bank Trust Company, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent, bid solicitation agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or any other party contained in this registration statement or the related documents or for any failure by the Company or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Discharge

The Company may satisfy and discharge its obligations under the Indenture by delivering to the securities registrar for cancellation all outstanding 6% notes or by depositing with the trustee or delivering to the holders, as applicable, after the 6% notes have become due and payable, whether at maturity, at any redemption date, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or common shares, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding 6% notes and paying all other sums payable under the indenture by the Company. Such discharge is subject to terms contained in the Indenture.

Registration Rights

Notes Registration Rights Agreement

In connection with the issuance of the 6% notes, LumiraDx and certain of the Private Placement Investors entered into the Notes Registration Rights Agreement. Pursuant to the terms of the Notes Registration Rights Agreement, and subject to qualifications and exceptions set forth therein: (1) LumiraDx will file with the SEC within 60 calendar days after the Closing Date (the “Filing Deadline”) a registration statement covering the resale of the 6% notes and the common shares issued or potentially issuable upon conversion of the 6% notes; (2) LumiraDx will use commercially reasonable efforts to cause such registration statement to become effective no later than the earlier of (A) the 90th calendar day after the Closing Date (or the 120th calendar day after the Closing Date if the SEC notifies the Company that it will review the registration statement) and (B) the 10th business day after the SEC notifies LumiraDx that it will not review (or further review) the registration statement (such earlier date the “Effectiveness Deadline”) and (3) LumiraDx will use its commercially reasonable efforts to cause the registration statement to remain continuously effective, supplemented and amended as required by the Securities Act until the earlier of (x) the date on which all registrable securities covered by the registration statement cease to be registrable securities under the Notes Registration Rights Agreement and (y) the 20th trading day immediately following the maturity date of the 6% notes (the “Effectiveness Period”). If the required registration statement has not been filed with the SEC by the Filing Deadline, has not become effective by the Effectiveness Deadline or thereafter ceases to be effective or usable (subject to certain exceptions) for the offer and sale of the registrable securities during the Effectiveness Period or LumiraDx, through its omission, fails to name a holder of registrable securities as a selling securityholder when required by the Notes Registration Rights Agreement (each a “Registration Default”), then in any such case, additional interest will accrue on the 6% notes at a rate of 0.50% per annum until such Registration Default is cured. Regardless of the number of Registration Defaults that occur (including those that may occur simultaneously), such additional interest on the 6% notes will not exceed 0.50% per annum.

SELLING SECURITYHOLDERS

On March 3, 2022, we completed a private placement offering of $56.5 million aggregate principal amount of our 6% notes. The 6% notes were sold under the Subscription Agreements in a transaction exempt from registration under the Securities Act. The 6% notes were issued pursuant to the Indenture (as such term is defined in the section titled “Description of Notes”). On March 3, 2022, in connection with the issuance of the 6% notes, we entered into the Notes Registration Rights Agreement with certain of the Private Placement Investors pursuant to which we agreed to register the resale of the 6% notes and the common shares issuable upon conversion of the 6% notes. See “Description of Notes—Registration Rights—Notes Registration Rights Agreement.”

In addition, we are registering the offer and sale from time to time of 41,424,528 additional common shares held by certain selling securityholders. Such common shares are being registered for resale pursuant to the Merger Registration Rights Agreement. See “Description of Capital Stock—Registration Rights—Merger Registration Rights Agreement.”

For purposes of this prospectus, “selling securityholders” includes the securityholders listed below and their permitted transferees, pledgees, assignees, distributees, donees or successors or others who later hold any of the selling securityholders’ interests. Our registration of the resale securities does not necessarily mean that the selling securityholders will sell all or any of such resale securities.

The table below sets forth certain information as of March 31, 2022 concerning the 6% notes and common shares that may be offered from time to time by each selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholders. Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their 6% notes or common shares since the date on which they provided us with information regarding their 6% notes and common shares.

We cannot advise you as to whether the selling securityholders will convert the 6% notes into common shares or will otherwise receive any common shares upon conversion of the 6% notes and, to the extent they do, whether or when they will in fact sell any or all of such resale securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities issued upon conversion of the 6% notes in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law. Because the selling securityholders may not sell or otherwise dispose of some or all of the securities covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the securities, we cannot estimate the number of securities that will be held by the selling securityholders after completion of the offering. However, for purposes of the table below, we have assumed that all of the common shares that are covered by this prospectus will be sold by the selling securityholders.

Information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholders’ securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholders and the number of common shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.” Unless otherwise indicated, we believe that the person named below has sole voting and dispositive power with respect to all securities that it beneficially owns. The shares owned by the selling securityholders named below do not have voting rights different from the shares owned by other holders.

	Before Offering					After Offering
Name	Principal Amount of 6% Notes Beneficially Owned	Number of Common Shares Beneficially Owned(1)	Percentage of Common Shares Beneficially Owned(2)	Principal Amount of 6% Notes Offered Hereby	Number of Common Shares Offered Hereby(1)	Principal Amount of 6% Notes Beneficially Owned	Number of Common Shares Beneficially Owned(1)	Percentage of Common Shares Beneficially Owned(2)
Dinah K. Bodkin (3)	$250,000	82,112	*	$250,000	27,108	—	55,004	*
c/o Merrill Lynch, Pierce, Fenner and Smith Incorporated One Federal St., 24th Floor Boston, MA 02110 Attn: Joseph C. Cefalu
Morningside Venture Investments Limited (4)	—	32,685,313	35.0%	—	31,896,404	—	788,909	1.1%
c/o THC Management Services S.A.M. 2nd Floor, Le Prince De Galles 3-5 Avenue Des Citronniers MC 98000, Monaco
MVIL, LLC (5)	—	11,105,955	15.9%	—	9,528,124	—	1,577,831	2.3%
c/o Springfield Financial Advisory Limited Attn: Betty Cheng 22nd Floor Hang Lung Centre 2-20 Paterson Street Causeway Bay, Hong Kong
Nineteen77 Global Multi-Strategy Alpha Master Limited (6)	$25,000,000	2,710,865	4.0%	$25,000,000	2,710,865	—	—	—
c/o UBS O’Connor LLC One North Wacker Drive, 31st Floor Chicago, LI 60606
Senvest Master Fund, LP (7)	$3,750,000	2,557,724	3.6%	$3,750,000	406,629	—	2,151,095	3.1%
540 Madison Avenue, 32nd Floor New York, NY 10022
Senvest Technology Partners Master Fund, LP (8)	$500,000	152,531	*	$500,000	54,217	—	98,314	*
540 Madison Avenue, 32nd Floor New York, NY 10022

(1)

Assumes for each $1,000 in principal amount of the 6% notes an initial conversion rate of 108.4346 common shares. This initial conversion rate is subject to adjustment, however, as described in this prospectus under “Description of Notes”. As a result, the number of common shares issuable upon conversion of the 6% notes may increase or decrease in the future.

(2)	The percentage reflects 68,201,788 common shares outstanding as of March 31, 2022 and gives effect to the total number of common shares beneficially owned by the selling securityholders.

(3)

Includes (i) 45,453 common shares and (ii) 9,551 common shares issuable upon the exercise of outstanding warrants, each of which are owned by Alexander J. Bodkin, the selling securityholder’s spouse, and over which the selling securityholder may be deemed to have shared voting power and dispositive power.

(4)

Includes (i) 24,296,120 common shares issuable upon conversion of outstanding ordinary shares and (ii) 788,909 common shares issuable upon the exercise of outstanding warrants. Cheung Ka Ho, Frances Anne Elizabeth Richard, Peter Stuart Allenby Edwards and Jill Marie Franklin are directors of Morningside Venture Investments Limited (“Morningside”) and may be deemed to have joint voting and dispositive power with respect to the shares held by Morningside. Each of Mr. Cheung, Ms. Richard, Mr. Edwards and Ms. Franklin disclaim beneficial ownership of the shares held by Morningside.

(5)

Includes 1,577,831 common shares issuable upon the exercise of outstanding warrants. MVIL, LLC is a wholly owned subsidiary of Morningside. Cheng Yee Wing Betty and Wong See Wai are the managers of MVIL LLC and share voting and dispositive power with respect to the securities held by MVIL, LLC. Each of Ms. Cheng and Mr. Wong each disclaim ownership of the securities owned by MVIL, LLC.

(6)

Voting and investment power over the shares held by Nineteen77 Global Multi-Strategy Alpha Master Limited resides with UBS O’Connor LLC, the investment manager of the selling securityholder. Kevin Russell is the Chief Investment Officer of UBS O’Connor LLC and may also be deemed to have voting and investment control over the shares held by the selling securityholder.

(7)

Includes 2,151,095 common shares issuable upon the exercise of outstanding warrants. Senvest Management, LLC is the investment manager of Senvest Master Fund, LP and has voting control and investment discretion over securities held by Senvest Master Fund, LP. Richard Mashaal has voting and investment control over Senvest Management, LLC. As a result, each of Mr. Mashaal and Senvest Management, LLC may be deemed to have beneficial ownership of the securities held by the selling securityholder.

(8)

Includes 98,314 common shares issuable upon the exercise of outstanding warrants. Senvest Technology Partners Master Fund, LP is advised by Senvest Management, LLC. Richard Mashaal has voting investment control over Senvest Management, LLC. As a result, each of Mr. Mashaal and Senvest Management, LLC may be deemed to have beneficial ownership of the securities held by the selling securityholder.

Material Relationships with the Selling Securityholders

Pursuant to the terms of LumiraDx’s arrangements with Morningside, Morningside has the right to appoint a director to LumiraDx’s board of directors. Lu Huang is the designated director appointee of Morningside. Under the applicable arrangements, the appointment rights shall terminate once Morningside sells or no longer controls more than 25% of its initial holding of LumiraDx’s ordinary shares. Morningside is also entitled to designate one person to attend all meetings of the board of directors in an observer capacity and receive all documents and materials that are provided to each director.

Other than as described in this prospectus or incorporated by reference into this prospectus, including as described under the headings “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions” and “Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management” in our Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference herein, the selling securityholders have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time by the selling securityholders and any of their permitted transferees of the resale securities. This prospectus covers any additional securities that may become issuable by reason of share splits, share dividends and other events described therein. We will not receive any of the proceeds from the sale of the securities by the selling securityholders.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the selling securityholders as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a selling securityholders pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,

•

at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deems the purchase price to be unsatisfactory at any particular time or for any other reason.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents or broker-dealers; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, subject to SEC rules. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any agents involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the agents may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the agents may bid for, and purchase, such securities in the open market. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

We cannot give any assurance as to the liquidity of the trading market for our securities. The 6% notes are not listed on any securities exchange. Our common shares and public warrants are currently listed on the Nasdaq Global Market under the symbols “LMDX” and “LMDXW,” respectively.

The selling securityholders may authorize broker-dealers or agents to solicit offers by certain purchasers to purchase the securities pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement (or such post-effective amendment), and such document will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

The selling securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholders or borrowed from any selling securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker-dealer or agent regarding the sale of the securities by the selling securityholders. Upon our notification by the selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by a broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such broker-dealer and such offering.

Broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers or agents who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The broker-dealers and agents may engage in transactions with us or the selling securityholders, or perform services for us or the selling securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

SHARES ELIGIBLE FOR FUTURE SALE

The Company has 1,769,292,966 common shares authorized, of which 68,201,788 were issued and outstanding as of March 31, 2022. The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of our securities pursuant to the Registration Rights Agreements entered into with the selling securityholders. We cannot make any prediction as to the effect, if any, that sales of our common shares or the availability of our common shares for sale will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market could adversely affect prevailing market prices of the common shares.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of the Company’s common shares for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common shares for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of the Company’s common shares then outstanding; or

•	the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Transfer Restrictions

Please see the section titled “Description of Capital Stock—Transfer of Ordinary Shares.”

EXPENSES

Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the offer and sale of the resale securities by the selling securityholders.

USD
SEC registration fee		$20,710
FINRA filing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Transfer agent fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	The fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under the Registration Rights Agreements to which we are party with the selling securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

LumiraDx is incorporated under the laws of the Cayman Islands as an exempted company with limited liability. In addition, many of its directors and officers reside outside of the United States and LumiraDx’s assets and those of its non-U.S. subsidiaries are located outside of the United States. LumiraDx is incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

LumiraDx’s agent for service of process in the United States is LumiraDx Inc., and the executive offices of LumiraDx Inc. are located at 221 Crescent St., Waltham, Massachusetts 02453, telephone number (556) 400-0874.

Appleby (Cayman) Ltd, or Appleby, LumiraDx’s counsel as to Cayman Islands law has respectively advised LumiraDx that there is uncertainty as to whether the courts of the Cayman Islands would, (1) recognize or enforce judgments of United States courts obtained against LumiraDx or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against LumiraDx or its directors or officers predicated upon the securities laws of the United States or any state in the United States. Furthermore, Appleby has advised LumiraDx that, as of the date of this proxy statement/prospectus, no treaty or other form of reciprocity exists between the Cayman Islands and United States governing the recognition and enforcement of judgments.

Appleby has informed LumiraDx that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. As the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

Appleby has further advised LumiraDx that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty and (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

LEGAL MATTERS

The legality of the common shares and notes offered by this prospectus will be passed upon for LumiraDx by Appleby (Cayman) Ltd.

EXPERTS

The consolidated financial statements of LumiraDx as of December 31, 2021 and December 31, 2020, and for each of the years in the three-year period ended December 31, 2021, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2021 consolidated financial statements contains an explanatory paragraph that states that the Company could be dependent on its ability to obtain waivers of covenant violations or restructure its existing debt obligations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

•	our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on April 13, 2022; and

•	our Current Report on Form 6-K filed with the SEC on April 28, 2022.

We have filed a registration statement on Form F-1 to register the resale of the securities described elsewhere in this prospectus. This prospectus is a part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities.

Information and statements contained in this prospectus or any annex to this prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this prospectus forms a part.

Statements made in this prospectus concerning the contents of any contract, agreement or other document are not complete descriptions of all terms of these documents. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part in their entirety.

We are subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a registered public accounting firm. We prepare our annual financial statements in in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. If there is any inconsistency between the information in this prospectus and in any post-effective amendment to the Form F-1 of which this prospectus is a part, or in any prospectus supplement, you should rely on the information in the post-effective amendment or prospectus supplement, as relevant. You should read this prospectus and any post-effective amendment or prospectus supplement together with the additional information contained in such documents under the heading “Where You Can Find More Information; Incorporation of Information by Reference.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the securities offered under this prospectus, and our other outstanding securities. The registration statement, including the exhibits, can be read at the SEC’s website mentioned above.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following contact information:

LumiraDx Limited

c/o Ocorian Trust (Cayman) Limited

P.O. Box 1350

Windward 3, Regatta Office Park

Grand Cayman KY1-1108

Cayman Islands

Tel: +1 (345) 640-0540

Email: IR@lumiradx.com

You may also obtain information about us by visiting our website at www.lumiradx.com. Information contained in our website is not part of this prospectus.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. You should read all information supplementing this prospectus.

LUMIRADX LIMITED

PROSPECTUS

                , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime. The Amended and Restated Articles provide that each of its executive officers or directors shall be indemnified out of its assets against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or executive officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of LumiraDx’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning LumiraDx or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreement filed as Exhibit 10.7 to this registration statement, LumiraDx will agree to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling LumiraDx under the foregoing provisions, LumiraDx has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES

In the past three years, LumiraDx issued and sold the securities described below without registering the securities under the Securities Act.

(a) Issuances of Securities

In October and December 2019 and January 2020, LumiraDx issued an aggregate of $75.2 million of 5% unsecured subordinated convertible loan notes due October 2024, or the 5% notes. The 5% notes accrued interest at 5% per annum, payable semi-annually in arrears. The 5% notes automatically converted into 14,825,558 common shares in connection with the capital restructuring and subdivision that occurred immediately prior to the Merger.

In July 2020, LumiraDx received commitments from certain existing shareholders and other investors to subscribe for up to $148.95 million of 10% convertible loan notes, or the 10% notes, and in July 2020 LumiraDx called and received $74.3 million and issued $74.3 million of 10% notes. The remaining $74.6 million of commitments were available for drawdown by October 31, 2020, but we elected not to call the outstanding amounts. A further $1.0 million worth of 10% notes were issued in November 2020 bringing the total amount of 10% notes in issue to $75.3 million. The outstanding 10% notes automatically converted into 12,565,109 common shares in connection with the capital restructuring and subdivision that occurred immediately prior to the Merger.

In November 2020, LumiraDx sold an aggregate of 33,008 series B preferred shares for aggregate gross proceeds of $164.5 million. The series B preferred shares automatically converted into 12,543,492 common shares in connection with the capital restructuring and subdivision that occurred immediately prior to the Merger.

Also in November 2020, LumiraDx issued to Jefferies Finance LLC and Silicon Valley Bank warrants to purchase 1,000 common shares and 400 common shares, respectively, at an exercise price equal to $4,644.969 per share. Following the Merger subdivision, such warrants now grant Jefferies Finance LLC and Silicon Valley Bank the right to subscribe for 353,773 common shares and 141,509 common shares, respectively, at an exercise price equal to $13.12977 per share.

On September 28, 2021, LumiraDx issued to each of BioPharma Credit Investments V (Master) LP and BioPharma Credit Plc warrants to purchase 742,924 common shares, at an exercise price equal to $10.00 per common share.

On March 2, 2022, LumiraDx entered into privately negotiated subscription agreements with certain investors wherein it agreed to sell and the investors agreed to purchase $56.5 million of Convertible Senior Subordinated Notes due 2027. The 6% notes bear annual interest of 6% with interest payable semi-annually in arrears starting September 1, 2022. The 6% notes will mature on March 1, 2027 and are be convertible into common shares of LumiraDx at the holder’s option at an initial conversion rate of approximately $9.22 per share.

On April 27, 2022, LumiraDx entered into a royalty agreement with USB Focus Fund LumiraDx 2A, LLC, USB Focus Fund LumiraDx 2B, LLC and certain other related investors (collectively, the “Investors”), and Pear Tree Partners, L.P (the “Royalty Agreement”) pursuant to which the Investors agreed to make certain investments in the Company to fund the purchase of additional Instruments, and in return, LumiraDx agreed to pay certain royalty payments (the “Royalty Payments”) to the Investors pursuant to the terms of the Royalty Agreement. In the event the Investors do not receive Royalty Payments up to a target return (the “Shortfall”), LumiraDx shall, at its sole discretion, either pay the Shortfall in cash or issue to the Investors an amount of common shares equal in value to the Shortfall at the prevailing market price but subject to a minimum price per common share of $7.25. On April 27, 2022, the Investors made an initial investment of $26.1 million pursuant to the Royalty Agreement.

No underwriters were involved in these issuances. We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

(b) Grants and Exercises of Stock Options

During the three years ended December 31, 2021, LumiraDx granted stock options to purchase (i) an aggregate of 32,402,068 ordinary shares, with exercise prices ranging from $3.60 to $17.05 per ordinary share, and (ii) an aggregate of 1,978,074 common shares, with exercise prices of $9.89 per common share to certain employees, directors and consultants pursuant to LumiraDx’s equity compensation plans. During the three years ended December 31, 2021, 120,120 ordinary shares and 0 common shares have been issued upon the exercise of stock options pursuant to LumiraDx’s equity compensation plans.

The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans. The common shares issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of April 6, 2021, by and among LumiraDx Limited, LumiraDx Merger Sub, Inc., and CA Healthcare Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 19, 2021, by and among LumiraDx Limited, LumiraDx Merger Sub, Inc., and CA Healthcare Acquisition Corp. (incorporated by reference to Exhibit 2.2 to Amendment No. 1 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on August 20, 2021).

2.3	Amendment No. 2 to the Agreement and Plan of Merger, dated as of August 27, 2021, by and among LumiraDx Limited, LumiraDx Merger Sub, Inc., and CA Healthcare Acquisition Corp. (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on August 27, 2021).

3.1	Amended and Restated Memorandum and Articles of Association of LumiraDx Limited (incorporated by reference to Exhibit 1.1 to the Company’s Report on Form 20-F (File No. 001-40852) filed with the SEC on September 29, 2021).

4.1	Specimen Common Share Certificate of LumiraDx Limited (incorporated by reference to Exhibit 4.5 to Amendment No. 3 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on September 1, 2021).

4.2	Specimen Ordinary Share Certificate of LumiraDx Limited (incorporated by reference to Exhibit 4.6 to Amendment No. 3 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on September 1, 2021).

4.3	Amended and Restated Warrant Agreement, dated as of September 28, 2021, by and among Continental Stock Transfer & Trust Company, LumiraDx Limited, Computershare Inc., Computershare Trust Company, N.A. and CA Healthcare Acquisition Corp., including Specimen Warrant Certificate of LumiraDx Limited (incorporated by reference to Exhibit 2.3 to the Company’s Report on Form 20-F (File No. 001-40852) filed with the SEC on September 29, 2021).

4.4	Warrant Instrument in Respect of Warrants to Subscribe for Ordinary Shares in LumiraDx Limited, dated as of October 3, 2016, issued by the Company to certain warrant holders (incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

4.5	Form of Warrant Instrument in Respect of Warrants to Subscribe for Ordinary Shares in LumiraDx Limited, dated as of September 20, 2019, issued by the Company to certain warrant holders (incorporated by reference to Exhibit 4.11 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

4.6	Warrant Instrument in Respect of Warrants to Subscribe for Common Shares in LumiraDx Limited, dated as of July 1, 2020, issued by the Company to certain warrant holders (incorporated by reference to Exhibit 4.16 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

4.7	Warrant Instrument in Respect of Warrants to Subscribe for Common Shares in LumiraDx Limited, dated as of November 6, 2020, issued by the Company to Jefferies Finance LLC (incorporated by reference to Exhibit 4.17 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

Exhibit Number	Description

4.8	Warrant Instrument in Respect of Warrants to Subscribe for Common Shares in LumiraDx Limited, dated as of January 20, 2021, issued by the Company to Silicon Valley Bank (incorporated by reference to Exhibit 4.18 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

4.9	Form of Warrant Instrument in Respect of Warrants to Subscribe for Common Shares in LumiraDx Limited, to be entered into between LumiraDx Limited and BPCR Limited Partnership and Biopharma Credit Investments V (Master) LP (incorporated by reference to Exhibit 4.19 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

4.10	Loan Agreement, dated as of March 23, 2021 by and among LumiraDx Investment Limited, as borrower, LumiraDx Limited, as a credit party and issuer of the warrants thereunder, LumiraDx Group Limited, as a credit party and parent, BPCR Limited Partnership and BioPharma Credit Investments V (Master) LP, as lenders and BioPharma Credit PLC, as collateral agent (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

4.11	Intercreditor Agreement, dated as of March 29, 2021, by and among, inter alia, LumiraDx Limited, BioPharma Credit PLC, Wilmington Trust SP Services (London) Limited and certain subsidiaries of LumiraDx Limited (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

4.12	Indenture (including form of Note as Exhibit A), dated as of March 3, 2022, by and between LumiraDx Limited and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Form 6-K (File No. 001-40852) filed with the SEC on March 3, 2022).

4.13	Form of 6.00% Convertible Senior Subordinated Notes due 2027 (incorporated by reference to Exhibit 4.27 to the Company’s Annual Report on Form 20-F (File No. 001-40852) filed with the SEC on April 13, 2022).

4.14	Description of Securities (incorporated by reference to Exhibit 2.12 to the Company’s Annual Report on Form 20-F (File No. 001-40852) as filed with the SEC on April 13, 2022).

5.1*	Opinion of Appleby (Cayman) Ltd.

10.1	Amended and Restated Registration Rights Agreement by and among LumiraDx Limited, CAH, Sponsor and the other parties named therein (incorporated by reference to Exhibit 4.4 to the Company’s Report on Form 20-F (File No. 001-40852) filed with the SEC on September 29, 2021).

10.2#	LumiraDx Limited 2021 Stock Option and Incentive Plan (incorporated by reference to Exhibit 4.5 to the Company’s Report on Form 20-F (File No. 001-40852) filed with the SEC on September 29, 2021).

10.3#	LumiraDx Limited 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.6 to the Company’s Report on Form 20-F (File No. 001-40852) filed with the SEC on September 29, 2021).

10.4#	Aegle Care (Holdings) Limited EMI Option Scheme (incorporated by reference to Exhibit 10.20 to Post-effective Amendment No. 1 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on September 27, 2021).

10.5#	LumiraDx Limited Consultants’ and Non-Employees’ Option Scheme (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

Exhibit Number	Description

10.6#	LumiraDx Limited Unapproved Option Scheme with U.S. Appendix (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.7#	Form of Indemnification Agreement by and between LumiraDx Limited and each of its directors and executive officers (incorporated by reference to Exhibit 10.4 to Amendment No. 2 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on August 27, 2021).

10.8	Standard Industrial/Commercial Multi-Tenant Lease, dated as of July 29, 2016, by and between LumiraDx Limited and South Cedros Associates, LLC, as amended by Lease Modification and Extension, dated as of June 2, 2020, by and between the Registrant and South Cedros Associates, LLC (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.9†	Amended and Restated Cooperation Agreement, dated as of October 17, 2019, by and between LumiraDx Limited and the Bill & Melinda Gates Foundation (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.10†	Note Purchase Agreement, dated as of October 17, 2019, by and between LumiraDx Limited and the Bill & Melinda Gates Foundation, and the Unsecured Subordinated Promissory Note issued thereunder (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.11†	Grant Agreement, dated as of November 5, 2019, by and between LumiraDx Limited and the Bill & Melinda Gates Foundation, as amended (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.12†	Grant Agreement, dated as of October 6, 2020, by and between LumiraDx Limited and the Bill & Melinda Gates Foundation (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.13†	Exclusivity Agreement, dated as of August 3, 2018, by and between LumiraDx Limited and CVS Pharmacy, Inc. (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.14†	Purchase Agreement, dated August 14, 2020, by and between LumiraDx Inc. and CVS Pharmacy, Inc. (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.15†	First Amendment, dated January 1, 2022, to the Purchase Agreement, dated August 14, 2020, by and between LumiraDx Inc. and CVS Pharmacy, Inc. (incorporated by reference to Exhibit 4.18 to the Company’s Annual Report on Form 20-F (File No. 001-40852) as filed with the SEC on April 13, 2022).

10.16†	Manufacturing Services Agreement, dated as of October 18, 2017, by and between the LumiraDx UK Limited and Flextronics Medical Sales and Marketing, Ltd., as amended by the Affiliate Adoption Agreement No. 2, dated as of January 17, 2020 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.17	Assignation and Variation, dated as of October 28, 2015, by and among LumiraDx Limited, Alere Technologies Limited and The Ashtenne Industrial Fund LP, as amended by Minute of Variation and Extension of Lease, dated as of October 16, 2019, by and between LumiraDx Limited and The Ashtenne Industrial Fund LP (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

Exhibit Number	Description

10.18	Loan Agreement, dated as of March 23, 2021 by and among LumiraDx Investment Limited, as borrower, LumiraDx Limited, as a credit party and issuer of the warrants thereunder, LumiraDx Group Limited, as a credit party and parent, BPCR Limited Partnership and BioPharma Credit Investments V (Master) LP, as lenders and BioPharma Credit PLC, as collateral agent (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.19†	Grant Agreement, dated as of November 7, 2020, by and between LumiraDx Limited and the Bill & Melinda Gates Foundation (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.20	Intercreditor Agreement, dated as of March 29, 2021, by and among, inter alia, LumiraDx Limited, BioPharma Credit PLC, Wilmington Trust SP Services (London) Limited and certain subsidiaries of LumiraDx Limited (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.21	Registration Rights Agreement, dated as of August 8, 2018, by and between the Registrant and the investors named therein (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.22	Registration Rights Agreement, dated as of November 30, 2020, by and between the Registrant and the investors named therein (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form F-4 (File No. 333-257745) filed with the SEC on July 7, 2021).

10.23	Registration Rights Agreement, dated as of March 3, 2022, by and among LumiraDx Limited and the Investors party thereto (incorporated by reference to Exhibit 4.3 to the Company’s Form 6-K (File No. 001-40852) filed with the SEC on March 3, 2022).

10.24	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K (File No. 001-40852) filed with the SEC on March 1, 2022).

10.25†	Lease, dated as of September 20, 2020, by and among BNP Paribas Depositary Services (Jersey) Limited and BNP Paribas Depositary Services Limited, as Trustees of the Mayfair Capital Commercial Property Trust, and LumiraDx UK LTD (incorporated by reference to Exhibit 4.30 to the Company’s Annual Report on Form 20-F (File No. 001-40852) filed with the SEC on April 13, 2022).

10.26†	Lease, dated as of December 7, 2020, by and among Drawbridge Nancy Ridge, LLC, and LumiraDx, Inc., as amended on August 17, 2021 (incorporated by reference to Exhibit 4.31 to the Company’s Annual Report on Form 20-F (File No. 001-40852) as filed with the SEC on April 13, 2022).

21.1	List of subsidiaries of LumiraDx Limited (incorporated by reference to Exhibit 8.1 to the Company’s Annual Report on Form 20-F (File No. 001-40852) as filed with the SEC on April 13, 2022).

23.1*	Consent of KPMG LLP, independent public registered accounting firm for LumiraDx Limited.

23.2*	Consent of Appleby (Cayman) Ltd (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

25.1*	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of U.S. Bank Trust Company, National Association with respect to the Indenture filed as Exhibit 4.12.

107*	Filing Fee Table.

*	Filed herewith.

#	Indicates a management contract or compensatory plan.
†	Portions of this exhibit (indicated by brackets and asterisks) have been omitted in accordance with the rules of the SEC.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements or notes thereto.

ITEM 9.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of

1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 2nd day of May, 2022.

LumiraDx Limited

By:	/s/ Ron Zwanziger
Name: Ron Zwanziger
Title: Chief Executive Officer, Chairman, and Director

Power of Attorney

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Ron Zwanziger and Dorian LeBlanc, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form F-1, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Ron Zwanziger Ron Zwanziger	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	May 2, 2022

/s/ Dorian LeBlanc Dorian LeBlanc	Chief Financial Officer and Vice President, Global Operations (Principal Financial Officer and Principal Accounting Officer)	May 2, 2022

/s/ Jerry McAleer Jerry McAleer	Director	May 2, 2022

/s/ Donald Berwick Donald Berwick	Director	May 2, 2022

/s/ Lurene Joseph Lurene Joseph	Director	May 2, 2022

/s/ Troyen A. Brennan Troyen A. Brennan	Director	May 2, 2022

/s/ George Neble George Neble	Director	May 2, 2022

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of LumiraDx Limited, has signed this registration statement in the City of London, United Kingdom, on the 2nd day of May, 2022.

LumiraDx, Inc.

By:	/s/ Ron Zwanziger
Name: Ron Zwanziger
Title: Chief Executive Officer, Chairman, and Director